Exhibit 10.16

LIMITED LIABILITY COMPANY AGREEMENT

OF

GENERATION MPOWER LLC

DATED AS OF

February 28, 2011

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THE MEMBERSHIP INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH OR REFERRED TO IN THIS LIMITED LIABILITY COMPANY AGREEMENT.

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EXHIBITS

Exhibit A:	BNGP Required Investments

Exhibit B:	B&WMR Required Investments

Exhibit C:	New Members

Exhibit D:	Termination and Withdrawal

Exhibit E:	Dispute Resolution

Exhibit F:	Confidentiality

Exhibit G:	Confidential Items

Exhibit H:	Acceptable Nuclear Liability Regime Definition

Exhibit I:	Division of Responsibility (DOR)

Exhibit J:	Customer Contract Principal Terms and Conditions

Exhibit K:	Subcontract Table

LIMITED LIABILITY COMPANY AGREEMENT OF

GENERATION MPOWER LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of Generation mPower LLC (the “Company”), dated and effective as of February 28, 2011 (this “LLC Agreement”), is entered into by and among the Company and the Members.

RECITALS

A.	BWNE has started a program to develop, market and deploy facilities utilizing B&W mPower™ nominal 125 MWe light water, steam generating, small modular nuclear reactor technology (each such facility, a “Plant”) for customers on a commercial basis (the “Program”).

B.	BWNE and BDC and certain of their respective Affiliates entered into the Joint Development Agreement, dated July 13, 2010 (the “JDA”), to implement the Program.

C.	For Tax purposes, the Company is a continuation of the Tax Partnership created under the JDA.

AGREEMENT

In consideration of the mutual covenants of this LLC Agreement, the Company and the Members do hereby agree as follows:

1. DEFINED TERMS

1.1 Definitions; Rules of Construction. Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross-referenced in Annex I of this LLC Agreement, which also sets forth rules of construction and usage that will be applicable in this LLC Agreement.

2. ORGANIZATIONAL MATTERS

2.1 Formation and Continuation.

(a) The Company has been formed as a Delaware limited liability company under and pursuant to the Act by the execution and filing of the Certificate of Formation with the Secretary of State of Delaware on December 16, 2010. The Company is hereby continued by the Members.

(b) The rights and obligations of the Members will be as provided in the Act, except as otherwise provided in this LLC Agreement. In the event of any inconsistency between any terms of this LLC Agreement and any provisions of the Act that are not mandatory, the terms of this LLC Agreement will govern.

2.2 Term. The duration of the Company will be perpetual unless it is dissolved and liquidated in accordance with Section 17.2. The existence of the Company as a separate legal entity will continue until the cancellation of the Certificate of Formation as provided in the Act.

2.3 Name. The name of the Company is “Generation mPower LLC”.

2.4 Purpose of the Company; Business. The Company has been formed for the purposes of (a) directing and controlling the activities of the Program, including:

(i) obtaining NRC design certification of steam-generating light water SMR technology to be employed in the Plants, supporting licensing under 10 CFR Parts 50 and 52, and obtaining and supporting analogous regulatory approvals and licensing for international deployment of Plants;

(ii) Plant sales and marketing to, and contracting with, Customers;

(iii) overall project management during development and deployment of the Program, including subcontracting to BWNE and BPC or their designated Affiliates;

(iv) Customer permitting and licensing interfacing;

(v) integrated Plant design and configuration management;

(vi) systems engineering and integrated Plant technology management;

(vii) servicing, maintaining, modifying and upgrading operating Plants; and

(viii) management of strategic supplier relationships and contracts for Strategic Equipment;

and (b) engaging in all acts or activities necessary, advisable or incidental to the furtherance of the foregoing. The Company may exercise all rights, powers, privileges, and other incidents of ownership of its assets and business and may engage in any activities and transactions that may be necessary, suitable, or proper to accomplish or further the Company’s business and purpose. The Company will not be involved in the procurement, supply, sale or service of nuclear fuel, nor the operation of completed Plants. For the avoidance of doubt, no Member or its Affiliates is prohibited from engaging in any of the activities mentioned in the preceding sentence independently, including with Customers or with the Company.

2.5 Registered Office and Agent. The initial registered office of the Company in the State of Delaware is the office of the registered agent of the Company in Delaware. The name and address of the initial registered agent of the Company in Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The principal office of the Company is 13024 Ballantyne Corporate Place, Suite 700, Charlotte, NC 28277. The Board may change the principal office or the identity or address of its registered office and registered agent in Delaware without the need to amend this LLC Agreement.

2.6 Fictitious Business Name Statement; Other Certificates. The Board will, from time to time, cause the Company to register as a foreign limited liability company and to file fictitious or trade name statements or certificates in the jurisdictions and offices that the Board considers necessary or appropriate. The Company may do business under any fictitious business names deemed desirable by the Board. The Board will, from time to time, file or cause to be filed certificates of amendment, certificates of cancellation, or other certificates that the Board reasonably considers necessary under the Act or under the Applicable Laws of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company or to protect the limited liability of the Members.

3. CAPITALIZATION

3.1 Required Investments in the Company.

(a) BNGP. BNGP will make, and certain of its Affiliates have and will make on its behalf, investments in the Company in the amounts and manner, and at the times, specified in Exhibit A.

(b) B&WMR. B&WMR will make, and certain of its Affiliates have and will make on its behalf, investments in the Company in the amounts and manner, and at the times, specified in Exhibit B.

(c) New Members. Each New Member may be required to make an investment in the Company in connection with its admission as a Member of the Company in accordance with Section 9.2 and its Subscription Agreement. The investment (including any Capital Contributions) will be as agreed between B&WMR and the New Member and set forth in its Subscription Agreement. Contemporaneously with any initial Capital Contributions by the New Member, the Company will distribute an amount equal to that Capital Contribution to B&WMR in accordance with Section 4.3(a).

(d) Compromises. The prior written consent of BNGP and B&WMR is the only consent required with respect to any adjustment, modification, amendment or other compromise of the Capital Contributions that is or was to be made under Section 3.1(a) or Section 3.1(b). The prior written consent of B&WMR is the only consent required with respect to any adjustment, modification, amendment or other compromise of any Capital Contributions made by New Members under Section 3.1(c).

3.2 Additional Capital Contributions.

(a) Except as required under Section 3.1 or as a Member may agree in accordance with Section 3.2(b), no Member will be required to make any additional Capital Contributions to the Company.

(b) In addition to investments required under Section 3.1, the Board may determine from time to time that additional working capital is required and may cause the Company to request the Members to make additional Capital Contributions. In each case, the Company will first submit a written notice to each Member identifying the due date, the aggregate amount and the payment terms of the requested Capital Contribution (a “Capital

Call”). Each Member will have the right to invest its Share of the Capital Call (subject to increase for over subscription if some Members do not fully exercise their rights) on terms and conditions contained in the Capital Call. Not more than 10 Business Days after a Capital Call, each Member will notify the Company in writing (i) whether the member will contribute its Share of the Capital Call, and (ii) the maximum amount the Member would invest, if any, in excess of its Share (if one or more other Members do not participate in the Capital Call). If any Member does not invest its Share, then each Member who has elected to invest in excess of its Share (an “Oversubscription Member”) will have the right to invest an additional amount, up to the amount which the other Members elected not to invest, which additional investment will be allocated pro rata (in proportion to their Share) among all Oversubscription Members as required. No Member can be required to invest more than the amount it has specified. Members that participate in the Capital Call in an amount equal to their Share will maintain their Share after the Capital Call. Oversubscription Members will increase their Share based on the amount so oversubscribed and, subject to Section 3.2(c), Members that do not participate in the Capital Call will have their Share decreased.

(c) If a Capital Call occurs prior to the completion of the First Tranche Investment, then (i) in no event will BNGP’s Share be decreased if BNGP elects in its sole discretion not to participate in the Capital Call and (ii) the amount invested by BNGP in connection with the Capital Call up to its Share will count as a payment towards BNGP’s First Tranche Investment, unless otherwise agreed by BNGP and B&WMR. BNGP’s Share will be increased in accordance with Section 3.2(d) in connection with a Capital Call that occurs prior to completion of the First Tranche Investment only if BNGP invests an amount in excess of its Share, in which case any amount invested in excess of its Share will not be counted as payments towards BNGP’s First Tranche Investment.

(d) The amount of the required increase or decrease in a Member’s Share under Section 3.2(b) will be determined as follows:

(i) the Board will determine the fair market value of the Company’s assets before taking into account any new Capital Contributions made in response to the Capital Call;

(ii) the Board will compute a “Special Sharing Amount” for each Member equal to the sum of (A) the product of the fair market value determined in Section 3.2(d)(i) and such Member’s Share prior to the required increase or decrease and (B) the amount of new Capital Contributions made by such Member in response to the Capital Call; and

(iii) each Member’s Share will be the percentage determined by dividing such Member’s Special Sharing Amount by the sum of all Members’ Special Sharing Amounts.

3.3 Withdrawal and Return of Capital; Interest on Capital. No Member has the right to withdraw any Capital Contributions, nor is any Member entitled to receive any interest on Capital Contributions or any portion thereof.

4. DISTRIBUTIONS

4.1 Limitations on Distributions. The Company will not make any distribution of cash, except to the extent that the Company then has cash or cash equivalents available in excess of the sum of (a) amounts required to pay or make provision for all Company expenses, plus (b) all reserves that are considered necessary or appropriate by the Board. To the extent that the Board reasonably foresees that the Company will receive cash or other consideration to satisfy liabilities not yet due and payable, the Company is not required to establish reserves or make other provision to satisfy the liabilities prior to making distributions under this Article 4. Distributions of cash are only to be made to the extent cash or cash equivalents are available to the Company without requiring (i) the sale of Company assets or the pledge of Company assets at a time or on terms that the Board believes are not in the best interests of the Company or (ii) a reduction in reserves that the Board believes are necessary or desirable for working capital or other Company purposes. No Member has the right to receive a distribution of property other than cash.

4.2 Annual Distributions. Subject to the limitations of Section 4.1, the Board will determine each year whether the Company has cash or cash equivalents in excess of the Company’s prudent working capital and liquidity needs (after giving effect to distributions described in Sections 4.3 and 4.4) and will distribute excess cash to the Members in proportion to their Share.

4.3 Special Distributions. The Company will make the following distributions from time to time:

(a) As and when any New Member makes a Capital Contribution to the Company pursuant to Section 3.1(c), the Company will distribute an amount equal to that Capital Contribution to B&WMR.

(b) If BNGP makes an additional investment to true-up the First Tranche Investment as described in Section A.4(a) of Exhibit A, the Company will distribute an amount equal to the true-up payment to B&WMR in accordance with Section A.4(a) of Exhibit A.

(c) If any amount is due to BNGP to refund in-kind credit as described under Section A.4(b) of Exhibit A, the Company will distribute that amount to BNGP.

(d) As and when an installment of the Second Tranche Investment is made in accordance with Section A.6(b) of Exhibit A, the Company will distribute an amount equal to that installment to B&WMR in accordance with Section A.6(c) of Exhibit A.

4.4 Tax Payment Distributions.

(a) If the Board determines that the Company is expected to have taxable income for federal income Tax purposes in any Fiscal Year and the Board elects to make a distribution pursuant to this Section 4.4, not more than thirty days after the end of each fiscal quarter in that Fiscal Year, the Company will distribute cash to the Members in proportion to the amount of taxable income allocated to each of them for that Fiscal Year. The amount to be distributed as tax payment distributions will be based on the maximum federal income tax rate then applicable to corporations, increased by five percentage points or other rate as the Board determines is appropriate to account for expected state income Taxes net of the benefit of deducting such Taxes for federal purposes, initially 40%.

(b) Any distribution made to a Member under this Section 4.4 will be treated as having been distributed to that Member under the applicable provisions of Section 4.2 or Section 4.3, and will reduce, dollar for dollar, the amounts to which that Member would otherwise be entitled under Section 4.2 and Section 4.3, so that the cumulative amounts distributed to the Members under this LLC Agreement will be the same as the respective amounts that the Members would have received if no distributions had been made under this Section 4.4.

4.5 Liquidating Distributions. If the Company is being wound up and liquidated in accordance with Section 17.2, or if there is to be a merger, consolidation, conversion, sale of all or substantially all the Company’s assets or other similar transaction, then, subject to the provisions of Section 4.1, all distributions to the Members will be made to all Members in accordance with the positive Capital Account balances of the Members as determined after taking into account all capital account adjustments for the Tax Partnership taxable year during which such liquidation occurs including the allocation of any Profit or Loss for that taxable year. A Member with a deficit in its Capital Account following the distribution of liquidation proceeds will have no obligation to restore the amount of the deficit balance to the Company, any Member or other Person. Distributions made pursuant to this Section 4.5 will only be made after any distributions required pursuant to Sections 4.3 or 4.4 have been made.

4.6 Withholding. The Company may withhold from any distribution made pursuant to this LLC Agreement, and may pay over to the appropriate federal, state or local Governmental Authority, any amounts required to be withheld pursuant to the Code or provisions of Applicable Law. All amounts withheld pursuant to the preceding sentence in connection with a distribution to any Member to satisfy a Tax imposed upon that Member will be treated as an amount distributed to that Member for all purposes of this LLC Agreement.

5. CAPITAL ACCOUNTS

5.1 Financial Reporting and Nonfinancial Reporting Books. The Company will keep, or cause to be kept, financial reporting books on the accrual method of accounting in accordance with generally accepted accounting principles in the United States consistently applied. The Company will maintain nonfinancial reporting books and Capital Accounts as required by Section 5.2 that are to be the basis for liquidating distributions pursuant to Section 4.5. The Company will also maintain detailed books and records as required to complete and track the investments contemplated in Section 3.1 (and other accounts the Board determines are required to complete necessary project management controls in connection therewith) and so that it can comply with all Tax reporting obligations and other obligations set forth in Article 14.

5.2 Capital Accounts.

(a) For U.S. federal, state and local income tax purposes, the Company is a continuation of the Tax Partnership resulting from the JDA, under which each Member had a

Capital Account, and the Members intend for the initial Capital Account of each Member hereunder to be equal to the Capital Account of each Member under the JDA. This Section 5.2 and other provisions of this LLC Agreement relating to Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and they will be interpreted and applied in a manner consistent with those Treasury Regulations.

(b) Each Member’s Capital Account will from time to time be increased by:

(i) the amount of money contributed by that Member to the Company and the amount of any Company liabilities which the Member assumes (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(c));

(ii) the fair market value of property (as determined by the Board) contributed by that Member to the Company (net of any liabilities secured by the property that the Company is considered to assume or take subject or pursuant to Section 752 of the Code); and

(iii) allocations to that Member of Profits (or items of income or gain) under Sections 6.1 and 6.2.

(c) Each Member’s Capital Account will from time to time be reduced by:

(i) the amount of money distributed to that Member by the Company (other than any amount distributed to BNGP under Section 4.3(c)) and the amount of that Member’s liabilities which the Company assumes (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(c));

(ii) the fair market value of property (as determined by the Board) distributed to that Member by the Company (net of any liabilities secured by the property that the Member is considered to assume or take subject or pursuant to Section 752 of the Code); and

(iii) allocations to that Member of Losses (or items of loss, deduction or expense) under Sections 6.1 and 6.2.

(d) For avoidance of doubt:

(i) A Member’s Capital Account will not be increased in respect of any services rendered by that Member or its Affiliates or the value of any intellectual property rights provided to the Company;

(ii) amounts paid by BWNE to BPC under the BPC TSA (prior to its novation to the Company) will be regarded as a Capital Contribution by B&WMR to the Company and a payment by the Company to BPC for its services under the BPC TSA; and

(iii) B&WMR will be treated as having paid BWNE, on behalf of the Company, for the BWNE services outlined in the DOR and Development Budget (including related marketing, licensing interfacing, procurement, staffing, personnel, administrative and business development activities) that were performed prior to execution of the BWNE TSA, and as contributing the necessary funds to the Company.

(e) No Member is obligated to restore to the Company or to repay to the Company or to any other Person any portion or all of any debit Capital Account balance.

5.3 Revaluation of Company Property.

(a) Upon the occurrence of a Revaluation Event, the Board will revalue all Company property (whether tangible or intangible) for Capital Account purposes to reflect the Adjusted Fair Market Value of Company property immediately prior to the Revaluation Event. In the event that Company property is so revalued, the Capital Accounts of the Members will be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

(b) Upon the distribution of Company property to a Member, if Company property is not revalued pursuant to Section 5.3(a), the property to be distributed will be revalued for Capital Account purposes to reflect the Adjusted Fair Market Value of that property immediately prior to the distribution, and the Capital Accounts of all Members will be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e).

6. PROFITS AND LOSS ALLOCATION

6.1 Shares of the Company.

(a) “Share” means:

(i) with respect to BNGP, 10%, as may be adjusted after the Commencement Date in accordance with Section 3.2(b) (upward or downward based on participation in Capital Calls, subject in all cases to Section 3.2(c)), Section A.5 of Exhibit A (downward for electing to cap the First Tranche Investment), Section A.6 of Exhibit A (upward for investing the Second Tranche Investment), and Article 15 (downward in the event of a Transfer by BNGP);

(ii) with respect to any other Member other than BNGP or B&WMR, the percentage set forth in the applicable Subscription Agreement or Joinder Agreement, as applicable, as may be adjusted after the date of the Subscription Agreement or Joinder Agreement, as applicable, in accordance with Section 3.2(b) (upward or downward based on participation in Capital Calls) and Article 15 (downward in the event of a Transfer by the Member); and

(iii) with respect to B&WMR, the percentage equal to the sum of (x) 100%, minus (y) BNGP’s Share (calculated in accordance with Section 6.1(a)(i)), minus (z) each other Member’s Share (calculated in accordance with Section 6.1(a)(ii)).

(b) For purposes of maintaining Capital Accounts, for each Fiscal Year or other relevant period, after making the allocations required by Section 6.2, Profits and Losses will be allocated to the Members in proportion to their Share. To the extent any allocation of Losses to a Member would cause that Member to have a negative balance in its Adjusted Capital

Account at the end of a Fiscal Year, such Losses will be reallocated among the other Members, and allocations of Profits and Losses for future periods will be adjusted accordingly to offset (as nearly as possible) such reallocation.

(c) If during any Fiscal Year there is a change in any Member’s Share (including a complete termination of that Member’s interest), allocations for that year will take into account the varying Shares of the Members in any manner determined by the TRP consistent with the requirements of Section 706 of the Code. The TRP may, in its sole discretion, use a “pro rata” method under Treasury Regulation Section 1.706-1(c)(2) in making the allocations, or may instead, in its sole discretion, apply a “closing of the books” method.

(d) Each Member’s Share as of the Commencement Date is set forth opposite its name on Annex III. For administrative convenience, Annex III will be updated from time to time to reflect changes in each Member’s Share; however, any change in a Member’s Share shall be effective as and when determined under this LLC Agreement, not when Annex III is updated.

6.2 Special Allocations.

(a) Notwithstanding any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i), respectively) during the Fiscal Year, each Member will be specially allocated items of Company income and gain for that year (and, if necessary, subsequent years) in an amount equal to its respective share of the net decrease during that year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated will be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 6.2 is intended to comply with the minimum gain chargeback requirements in the Treasury Regulations and will be interpreted consistently therewith, including that no chargeback will be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain will be specially allocated to that Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit created by the adjustments, allocations or distributions as promptly as possible. An allocation pursuant to this Section 6.2(b) will be made only if and to the extent that a Member would have an Adjusted Capital Account Deficit in excess of that sum after all other allocations provided for in this Section 6.2(b) have been tentatively made as if this Article 6 were not in this LLC Agreement.

(c) In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Member will be specially allocated items of Company income and gain in the amount of such excess as quickly as possible. An allocation pursuant to this Section 6.2(c) will be made only if and to the extent that a Member would have an Adjusted Capital Account Deficit in excess of that sum after all other allocations provided for in this Article 6 have been tentatively made.

(d) Nonrecourse Deductions will be specially allocated to the Members in proportion to their Shares.

(e) Any Partner Nonrecourse Deductions for any Fiscal Year or other period will be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2.

(f) Any income attributable to the receipt or accrual of any financial assistance from the DOE or other U.S. Governmental Authority as described in Section B.4 of Exhibit B shall be allocated one hundred percent (100%) to B&WMR.

6.3 Allocation of Tax Items.

(a) Except as otherwise provided in this Article 6, all items of income, gain, loss, and deduction will be allocated among the Members for federal income tax purposes in the same manner as the corresponding items were allocated under Section 6.1 and Section 6.2.

(b) If the fair market value of an item of Company property differs from its Tax Basis, allocations of depreciation, depletion, amortization, gain and loss with respect to that property will be made for federal income tax purposes to take account of the variation between the Tax Basis and fair market value of the property under Section 704(c)(1)(A) of the Code and Treasury Regulations Section 1.704-1(b)(4)(i). The TRP may select, in its discretion, any reasonable method or methods for making the allocations, including any method described in Treasury Regulations Sections 1.704-3(b), (c), or (d).

7. MANAGEMENT OF THE COMPANY

7.1 Governing Board; Alternates.

(a) The business and affairs of the Company will be managed by or under the direction of a board of directors (the “Board” and each member of the Board, a “Director”). For the avoidance of doubt, the Board will collectively by authorized action have all, and no Director individually will have any, of the rights and powers that are possessed by a manager pursuant to Section 18-402 of the Act, subject to the provisions of this LLC Agreement.

(b) An Alternate will have the full power to act as a Director designated by the Member that designated the Alternate. Any action by an Alternate will be final and binding upon the Member that designated that Alternate. Any action or inaction purported to be taken or action refrained from by an Alternate (including voting with respect to a particular matter (including matters set forth in Section 7.5), waiving notice of any meeting, and executing a written consent) will be deemed to be the action or inaction of a Director designated by the Member that designated the Alternate.

7.2 Composition. The Board will consist of no fewer than three Directors. The number of Directors and those designated by B&WMR will be increased from time to time by resolution of the Board in connection with the admission of new Members and as necessary so that the Directors designated by B&WMR will always constitute a majority of the Board, in each case without the need to amend this LLC Agreement. The Directors and Alternates will be designated by individual Members as follows:

(a) B&WMR will at all times be entitled to designate a majority of the Directors and one Alternate for each director it is entitled to designate;

(b) for so long as BNGP is a Founder, it will be entitled to designate one Director and one Alternate; and

(c) other Members (subject to Section 7.2(a)) may designate individuals to the Board as determined by B&WMR.

7.3 Term; Vacancies. Each Director and Alternate will hold office until his or her resignation, removal, death or incapacity. Each Director and Alternate will hold office at the pleasure of the Member that designated that Director. A Director or Alternate may be removed at any time, for any reason or no reason, by written notice by the Member that designated that individual delivered to the other Members. If a Member is no longer entitled to designate an individual to serve on the Board, the Director(s) and Alternate(s) previously designated by that Member may be removed at any time, for any reason or no reason, by the Board (excluding the vote of the subject individuals). If a vacancy occurs on the Board or in the position of Alternate for any reason, the vacancy will be filled by the written designation of the Member entitled to fill the vacancy. The Board will promptly notify the Members of any changes to the individuals designated as Director or Alternate.

7.4 Required Approval by the Board. Subject to the limitations imposed by the Act and Sections 7.5(a) and 9.12, the following decisions and actions will be vested exclusively in the Board or, as delegated by the Board, a committee of the Board:

(a) distributions under Sections 4.2 and 4.4;

(b) Capital Calls pursuant to Section 3.2(b);

(c) adoption of or changes in policies relating to governance of the Company or other Company policies;

(d) retention, termination and compensation of those Officers who are employees of the Company;

(e) issuing material debt or entering into obligations for money borrowed;

(f) changes in accounting principles, methods or practice, changes in the Fiscal Year or changes in the taxable year or any material method of tax accounting;

(g) except as otherwise set forth in the Development Budget, any material expenditures or commitments to make a material sum of funds available;

(h) entry into material contracts or material amendments to material contracts, including Customer Contracts; and

(i) creation of or material changes to employee benefit plans or programs.

7.5 Negative Controls.

(a) For so long as BNGP is a Founder (except in the case of actions subject to Section 7.5(a)(i), which will require approval of BNGP for so long as it is a Member), the following actions can only be taken if approved by an affirmative vote of a majority of the Board, including the Director designated by BNGP:

(i) (y) deployment of any Plant or (z) the submission of a proposal or negotiation of a Customer Contract, in each case for a Plant that would be located in a jurisdiction that does not have an Acceptable Nuclear Liability Regime;

(ii) transactions that would cause B&WMR or its Affiliates to have, in the aggregate, less than a 51% Share in the Company, prior to BNGP satisfying its obligations with respect to the First Tranche Investment and the Second Tranche Investment;

(iii) approval of Customer Contracts not in accordance with Section G.3 of Exhibit G;

(iv) admission of a New Member not in accordance with Section C.4 of Exhibit C;

(v) execution by the Company (or its designated subsidiary) of a Customer Contract or any material amendment thereto, or submission of a proposal to a potential Customer, that, despite any proposed mitigation, deviates significantly from the Customer Contract Principal Terms and Conditions set forth in Exhibit J;

(vi) appointment or removal of the CEO;

(vii) until the Design Completion Date, significant modifications to the categories of costs with respect to work performed by BPC as set forth in the Development Budget or the DOR; or

(viii) submission of the DCA, any amendment to the DCA, or formal transmittal to a Customer of a license or permit application prepared by the Company for ultimate submission to the NRC by a Customer (excluding any related Requests for Additional Information).

(b) With respect to each of the matters set forth in clauses (iv) through (viii) of Section 7.5(a), the affirmative vote of the Director designated by BNGP will not be unreasonably withheld, conditioned or delayed. Neither the Board nor any committee of the Board may take, and B&WMR will not take, action to authorize the Company to take any action that is subject to the approval requirements of Section 7.5(a) unless the Director designated by BNGP gives the required approval.

(c) General business development activities that have not reached the level of specificity described in Section 7.5(a)(i) in a jurisdiction that does not have an Acceptable Nuclear Liability Regime are not subject to the negative control provisions of Section 7.5(a)(i).

7.6 Meetings. The Board will meet at least annually and at any other times as the Board determines. Meetings will be held at the Company’s principal place of business or at any other place as the Board determines. Special meetings of the Board may be called by the CEO or by any Director. B&WMR will designate a Chairperson of the Board (the “Chairperson”) from among the Directors designated by B&WMR. The Chairperson will preside, or delegate another Director to preside in the event the Chairperson is unable to attend the meeting, over each meeting of the Board. Each Alternate and one senior manager designated by each Founder in writing to the Board (as may be changed from time to time by written notice to the Board) will be permitted to attend Board meetings as guest attendees, except for such portions of a meeting when the Board elects to meet in executive session without any guests.

7.7 Agenda and Notice of Meetings. The Chairperson will provide a written notice at least three Business Days prior to any meeting of the Board, which will state the place, date and time for the meeting, as well as the proposed agenda and anticipated permitted attendees for the various agenda items for that meeting. Each Director may provide the Chairperson with agenda items and proposed additional invitees for the meeting. The Chairperson will be responsible for preparing the final agenda after this Director input.

7.8 Waiver of Notice of Meeting. The requirement to receive notice of a meeting may be waived by any Director either before or after the meeting and will be waived by any Director participating in the meeting unless objection to the notice is made by the Director at the start of the meeting. Failure to specify a particular subject or purpose in the notice of a meeting will not invalidate any action otherwise properly authorized. A waiver by the BNGP Director with respect to a specific meeting and specific subjects to be reviewed or acted upon at that meeting or a specific agenda for that meeting will also constitute a waiver of the quorum requirement as to Board action taken at that meeting with respect to the matters identified in the waiver.

7.9 Telephonic Meetings. Any meeting of the Board may be held by conference telephone or other communication equipment so long as all members participating in the meeting can hear and be heard by one another. All members participating by telephone or other communication equipment will be deemed to be present in person at the meeting.

7.10 Required Vote; Quorum. Each Director will be entitled to cast one vote with respect to any decision to be made by the Board. Subject to Section 7.5(a), any decision to be made by the Board or a committee of the Board will require the affirmative vote of a majority of a quorum. The presence of a majority of the Directors then in office, including in all cases the BNGP Director (if BNGP has a Director on the Board) and a sufficient number of B&WMR Directors so that the B&WMR Directors constitute a majority of the quorum, constitutes a quorum for the transaction of business at any meeting of the Board. Except as otherwise set forth in the charter or Board Resolutions forming the committee, the presence of a majority of the Committee Members will constitute a quorum for the transaction of any business at any meeting of that committee of the Board including, in all cases in which BNGP is affiliated with an individual Committee Member, at least one BNGP Committee Member.

7.11 Action by Written Consent.

(a) Any action required or permitted to be taken by the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, is executed and delivered by all the Directors then in office. Any unanimous written action will be effective immediately unless otherwise set forth in the written action.

(b) If the Board is unable to convene because of a lack of quorum or unable to take timely action under Section 7.11(a), any action required or permitted to be taken by the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, is executed and delivered by those Directors whose vote would be required to approve the action at a meeting. Action by the Board under this Section 7.11(b) is only effective if all Directors have received a complete written description of the action to be taken at least five Business Days prior to the execution date of the consent for the action. During the five Business-Day period, any Director will have the right to call a meeting of the Board to discuss the proposed action, and no written consent will be valid until the meeting has taken place.

7.12 Compensation and Reimbursement. Directors will not be compensated by the Company for services rendered in their capacity as Directors. The Company may reimburse the Directors for all reasonable out-of-pocket expenses that the Directors may incur in connection with the performance of their duties as Directors.

7.13 Committees. The Board may create one or more committees consisting of a subset of Directors or other individuals (each a “Committee Member”). Provisions regarding notice of meetings and minutes of meetings of the Board apply equally to committees of the Board. Individuals affiliated with B&WMR will constitute a majority of the members of any committee of the Board. Subject to the terms of the Board resolution forming the committee, or its charter approved by the Board, any committee created by the Board may be dissolved or its members removed or replaced by the Board at any time.

7.14 Waiver of Conflict of Interest.

(a) Directors and Committee Members that are affiliated with a Member will serve as representatives of that Member and will owe no fiduciary duties to the Company or the other Members; provided, that in the absence of a conflict of interest between a Member and the Company, it is intended that a Director or Committee Member will act in the best interests of the Company. The Company and each Member hereby waives, on behalf of itself and its Affiliates, any claim or cause of action against (i) any other Member and its Affiliates, (ii) any Director designated by or at the direction of any other Member, or (iii) any Committee Member affiliated with any other Member, in either case for any breach of fiduciary duty to the Company by that Member, any of its Affiliates, or the Director or Committee Member affiliated with that Member as a result of a conflict of interest between the Company and the Member that designated that Director or that is affiliated with that Committee Member or any of its Affiliates.

(b) In the event of any conflict of interest, each Member, any of its Affiliates, or a Director or Committee Member may act in the best interest of the Member that designated the Director or that is affiliated with the Committee Member. This Section 7.14(b) entitles a

Member and its Affiliates to prefer the interests of the Member over the interests of the Company or any other Member but does not permit (i) action taken solely to harm the Company or another Member or (ii) any breach of this LLC Agreement or any other agreement between the Member or its Affiliates, on the one hand, and the Company or another Member, on the other, that relates to the Program or the Company.

(c) No Director or Committee Member will be obligated to reveal confidential or proprietary information belonging to the Member that designated that Director or that is affiliated with the Committee Member (or to that Member’s Affiliates), without the consent of that Member. No Director or Committee Member will be obligated to recommend or take any action in that Person’s position as a Director or Committee Member that prefers the interests of the Company over the interests of a Member or any of its Affiliates, and each other Member, Director and the Company hereby waives the fiduciary duty, if any, owed it or the Company of that person in the event of any such conflict of interest.

7.15 Management of Subsidiaries. The provisions of this LLC Agreement relating to the management and control of the business and affairs of the Company, and the respective rights and duties of, and restrictions on the Board and the Members with respect thereto will also be construed to be fully applicable to the management and control of any subsidiary of the Company.

7.16 Contracts. The Board may authorize any Director, Member, Officer or agent of the Company to enter into any contract or execute any instrument in the name of, and on behalf of, the Company, and the authority may be general or confined to specific instances.

7.17 Information Rights. Each Director will have full access to Company books, records, personnel, and facilities solely in order to stay informed of Company matters and for use in furtherance of the Program.

8. OFFICERS AND PERSONNEL

8.1 Officers.

(a) The Board will appoint a CEO and may, from time to time, appoint other officers (collectively, “Officers”) and delegate to one or more Officers the authority and duties that the Board may deem advisable.

(b) Each Officer will hold office until his or her resignation, removal, death or incapacity. An Officer may be removed at any time by the Board, with or without cause. Any Officer may resign at any time by delivering his or her written resignation to the Board. An individual can be appointed to more than one office.

(c) Any delegation of authority or duties pursuant to this Section 8.1 or 8.2 may be revoked at any time by the Board.

8.2 Authority and Duties of the Officers. Subject at all times to the authority of the Board, each Officer will have the authority and duties delegated to the Officer by the Board and will devote to the Company the amount of time as is reasonably necessary and his or her best efforts to carry out the business of the Company and to accomplish its purposes.

8.3 Personnel. From time to time, the Company may enter into agreements with Members or their Affiliates pursuant to which employees may be seconded to the Company and the Company may hire other employees at the direction of the CEO. Officers and employees (including seconded employees) will be bound by the Company policies adopted by the Board.

9. RIGHTS AND OBLIGATIONS OF MEMBERS

9.1 Initial Members. The initial Members of the Company are B&WMR and BNGP, each of which is admitted to the Company as a Member effective as of the date of this LLC Agreement.

9.2 Additional Members. One or more New Members may be admitted to the Company in accordance with the terms, and subject to the limitations, of Exhibit C. Each New Member will execute a Subscription Agreement in which the person agrees to be bound by all of the provisions of this LLC Agreement in accordance with Exhibit C. Additional Members that are admitted to the Company pursuant to a transfer of Membership Interests in accordance with Article 15 will execute a Subscription Agreement or Joinder Agreement, as applicable.

9.3 Withdrawal and Termination. Except as provided in this Section 9.3, no Member has the right to withdraw from the Company. Each of B&WMR and BNGP has the right to Terminate the Program and BNGP may, and B&WMR has the right to cause BNGP to, Withdraw from the Company, in each case in accordance with Exhibit D. B&WMR has the right to cause any Member other than BNGP to Withdraw from the Company in accordance with the terms of that Member’s Subscription Agreement or Joinder Agreement and Exhibit D.

9.4 Limitation on the Rights and Powers of Members. Subject to any mandatory requirements of the Act and actions requiring Member Approval under Sections 9.12, 13.4(a), 14.3, 14.5, 17.2(a), and 17.5, no action taken by the Board or the Company requires the prior vote of the Members. No Member (in its capacity as a Member) has the right to take any part whatsoever in the management and control of the ordinary business of the Company, sign for or bind the Company, act on behalf of the Company (including with respect to lobbying efforts or interfacing with Governmental Authorities), compel a sale or appraisal of Company assets, or sell or assign its Membership Interests in the Company except as provided in Article 15. No individual Member has the right to demand a partition or appraisal of Company property or to force a dissolution of the Company. This Section 9.4 does not negate any provision of this LLC Agreement that requires the approval of the Founders or any particular individual Member.

9.5 Limited Liability of Members. Except as otherwise agreed by a Member, Members are not liable for the debts, liabilities, contracts or any other obligations of the Company and, except for contributions specifically required under Section 3.1 or agreed to by a Member as contemplated by Section 3.2(b), are not required to make any additional contributions or payments to the Company.

9.6 Spontaneous Meeting of Members. No annual or regular meetings of the Members as Members will be required. If a quorum of all the Members meet at any time and place, either within or outside the State of Delaware, and consent to the holding of a meeting at that time and place, the meeting will be valid without call or notice.

9.7 Quorum. At each meeting of the Members, holders representing a majority of the Shares of the Company, present in person or by proxy, will constitute a quorum for the transaction of Company business. In the absence of a quorum, any Member present at a meeting in person or by proxy will have the power to adjourn that meeting until a quorum will be constituted.

9.8 Voting of Interests. Each Member will be entitled to vote based on their Share in connection with any matter submitted to a vote at a meeting of the Members.

9.9 Manner of Acting. Except for actions that require a Member Approval, that are reserved for the Board under Section 7.4 or are subject to BNGP negative controls under Section 7.5(a), the affirmative vote of the holders representing a majority of the Shares of the Company represented at a meeting at which a quorum is present will constitute an act of the Members.

9.10 Action Without Meeting. Any action required to, or that may, be taken by the Members may be taken without a meeting if consent thereto in writing, setting forth the action so taken, will be signed by the holder or holders representing not fewer than the minimum Share that would be necessary to take the action at a meeting at which the Members entitled to vote on the action were present and voted.

9.11 No Required Notice of Action. If the approval of Members representing the minimum Share required to take the action has been obtained, no notice of the action is required to the other Members.

9.12 Actions Requiring Member Approval.

(a) Without first obtaining a Member Approval, the Company will not take any action (or consent to the taking of any action) that would effect any:

(i) divestiture, merger, consolidation, business combination, or similar transaction that would change the purpose of the Company or make it impossible to implement the Program;

(ii) registration under the Securities Act (or comparable statute) of securities of the Company or any subsidiary; and

(iii) filing for any court-supervised recapitalization, reorganization or bankruptcy proceeding by the Company or any subsidiary.

(b) If the Company issues new equity that would materially and adversely affect an individual Member without similarly affecting the rights of all Members similarly situated, the consent of the affected Member is required. Any issuance that would materially and adversely affect a group of Members will require the affirmative approval of a majority of the Shares of the Company held by those affected and, if Section 7.5(a) applies, the Director designated by BNGP.

9.13 Information; Reports.

(a) Each Member has the right, subject to reasonable restrictions approved by the Board (to avoid disruption of the Company’s business and to protect the Company’s confidential information), to access information regarding the financial condition of the Company.

(b) The Company will provide to each Member quarterly financial statements as determined by the Board, as soon as practicable after each fiscal quarter, prepared in accordance with generally accepted accounting principles of the United States consistently applied.

10. INDEMNIFICATION OF INDIVIDUALS BY THE COMPANY

10.1 General. The Company will indemnify, defend and hold harmless the current and former Officers, employees and seconded employees of the Company and, only to the extent contemplated by Section 10.6, Directors, Alternates (when acting in their capacity as Directors) and Committee Members of the Company (each an “Indemnified Person”), from any liability, loss, or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on that Person by virtue of that Person’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss, or damage. Indemnification under this Section 10.1 will be recoverable only from the assets of the Company and not from any assets of the Members.

10.2 Exculpation. No Indemnified Person will be liable, in damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by that Indemnified Person pursuant to the authority granted by this LLC Agreement or the applicable Secondment Agreement.

10.3 Limitations.

(a) Indemnification under Section 10.1 and exculpation under Section 10.2 will be available only if (a) either (i) the Indemnified Person, at the time of the action or inaction, believed, in good faith, that its, his, or her course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its, his, or her inaction to be harmful or opposed to the best interests of the Company, and (b) the action or inaction did not constitute fraud, gross negligence, or willful misconduct by the Indemnified Person or the seconded employee.

(b) If the Indemnified Person is (y) entitled to indemnification by another Person or (z) is a beneficiary of an insurance policy with respect to the matter that is the subject of the proposed indemnification or exculpation, the Indemnified Person must use reasonable efforts to seek indemnity or coverage by that Person or insurance policy, as applicable, before the Company will be obligated to indemnify the Indemnified Person pursuant to Section 10.1.

10.4 Advancement of Expenses. Expenses (including attorneys’ fees) incurred by the Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company as determined by the Board (and in the case of Directors and Alternates (when acting in their capacity as Directors), are to be paid by the Company) in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay the amount if it is ultimately determined that the Indemnified Person is not entitled to be indemnified as authorized in this Article 10.

10.5 Continuation of Indemnification. The indemnification and advancement of expenses will, unless otherwise provided when authorized or ratified, continue as to an Indemnified Person who has ceased to be a Director, Officer or employee, as the case may be, and will inure to the benefit of the heirs, executors and administrators of the Indemnified Person.

10.6 Indemnification of Directors, Alternates and Committee Members. Individual Directors, Alternates and Committee Members will be indemnified by the Member that either designated that individual or is affiliated with that individual, as applicable, and the Company will not indemnify Directors, Alternates or Committee Members except (i) those (if any) designated by the Board as “independent” and (ii) all Directors, Alternates (when acting in their capacity as Directors) or Committee Members to the extent any of them are vicariously liable for actions taken by management of the Company.

10.7 Permitted Reliance on Reports, Advisors and Information. Any Member and any Director, Committee Member, Officer, or employee of the Company in the performance of his or her duties, is entitled to rely in good faith on information, opinions, reports, or other statements, including financial statements, books of account, and other financial data, if prepared or presented by (i) one or more Officers or employees of the Company if the person relying on the statements reasonably believes that the person preparing or presenting the material is reliable and competent in that matter or (ii) legal counsel, public accountants, or other Persons as to matters that the person relying on the statements reasonably believes are within the Person’s professional or expert competence.

10.8 Insurance. The Company will have power to purchase and maintain insurance on behalf of any Indemnified Person or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another Person against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Act.

11. REPRESENTATIONS AND WARRANTIES

Each Founder represents and warrants as of the Commencement Date, and each other Member represents and warrants as of the date of its Subscription Agreement or Joinder Agreement, as applicable, that:

11.1 Investment Intention and Restrictions on Disposition. It is acquiring the Membership Interests solely for its own account for investment and not with a view to resell. It agrees that it will not, directly or indirectly, Transfer or offer to Transfer, any of the Membership Interests (or solicit any offers to Transfer, buy, purchase or otherwise acquire or take a pledge of any of the Membership Interests) or any interest therein or any rights relating thereto, except in compliance with the Securities Act, all applicable state securities or “blue sky” laws and this LLC Agreement, as the same may be amended from time to time.

11.2 Securities Laws Matters. It understands that (i) the Membership Interests have not been registered under the Securities Act or qualified under any state securities or “blue sky” laws, (ii) it is not anticipated that there will be any public market for the Membership Interests, (iii) the Membership Interests must be held indefinitely and such Member must continue to bear the economic risk of the investment in the Membership Interests unless the Membership Interests are subsequently registered under the Securities Act and such state laws or an exemption from registration is available, (iv) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of the Company and the Company has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future, (v) when and if the Membership Interests may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of Rule 144 and the provisions of this LLC Agreement, (vi) if the exemption afforded by Rule 144 is not available, public sale of the Membership Interests without registration will require the availability of an exemption under the Securities Act, (vii) restrictive legends will be placed on any certificate representing the Membership Interests in the event certificates are authorized and issued by the Board, and (viii) a notation will be made in the appropriate records of the Company indicating that the Membership Interests are subject to restrictions on Transfer and, if the Company should in the future engage the services of a transfer agent, appropriate stop-transfer instructions will be issued to the transfer agent with respect to the Membership Interests.

11.3 Ability to Bear Risk. Its financial situation is such that it can afford to bear the economic risk of holding the Membership Interests for an indefinite period and it can afford to suffer the complete loss of its investment in the Company.

11.4 Access to Information; Sophistication; Lack of Reliance. (i) It is familiar with the business and financial condition, properties, operations and prospects of the Company and that it has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of the purchase of the Membership Interests and to obtain any additional information that it deems necessary, (ii) its knowledge and experience in financial and business matters is such that it is capable of evaluating the merits and risk of the investment in the Membership Interests, and (iii) it has carefully reviewed the terms and provisions of this LLC Agreement and has evaluated the restrictions and obligations contained therein. In furtherance of the foregoing, each Member represents and warrants that (x) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Company or as to the desirability or value of an investment in the Company has been made to it by or on behalf of the Company, (y) it has relied upon its own independent appraisal and investigation, and the advice of its own counsel, Tax advisors and other advisors, regarding the risks of an investment in the Company, and (z) it will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in the Company.

11.5 Organization and Existence. It has been duly organized and is validly existing and in good standing under the laws of the state of its formation and is qualified to do business in all other jurisdictions in which the performance of its obligations under this LLC Agreement makes such qualification necessary and where failure to so qualify would have a material adverse effect on its operations.

11.6 Power and Authority. It has the full power and authority to execute, deliver and perform this LLC Agreement.

11.7 Authorization and Enforceability. The execution and delivery of this LLC Agreement by it and the carrying out by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action, and this LLC Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with the terms of this LLC Agreement, subject, as to enforceability of remedies, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

11.8 No Consents. No authorization, consent or approval of, notice to or filing with, any Governmental Authority or other Person, is required for the execution, delivery and performance by the Member of this LLC Agreement, except, as to B&WMR, for lender consents or waivers associated with funding the Company.

11.9 No Conflict or Breach. None of the execution, delivery and performance by it of this LLC Agreement, the compliance with the terms and provisions of this LLC Agreement and the carrying out of the transactions contemplated hereby, conflicts or will conflict with or will result in a breach or violation of any of the terms, conditions or provisions of any Applicable Law or the charter documents, as amended, or bylaws, as amended, of it or any order, writ, injunction, judgment or decree of any court or Governmental Authority against it or by which it or any of its properties is bound, or any loan agreement, indenture, mortgage, note, resolution, bond, or contract or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties, except, as to B&WMR, for lender consents or waivers associated with funding the Company.

11.10 No Violation of Law; No Proceedings. It is not in violation of any Applicable Law promulgated or judgment entered by any Governmental Authority which violations, individually or in the aggregate, could have a material adverse effect on the performance of any of its obligations under this LLC Agreement. There are no suits or proceedings pending, or, to its knowledge, threatened in any court or before any Governmental Authority against or affecting it which could have a material adverse effect on the performance of any of its obligations under this LLC Agreement.

12. EXCLUSIVITY

12.1 General. Except as otherwise agreed in writing that expressly references this Article 12 by the Member who or whose Affiliate is protected by the exclusivity set forth in this Article 12, the Company and each Member will, and each will cause each of its Affiliates to, adhere to the terms of this Article 12.

(a) For so long as BNGP maintains a Share in the Company equal to or greater than the First Tranche Profits Interest, the Company and B&WMR will not, and each will cause their respective Affiliates not to, solicit or engage any architecture, engineering or contractor firm other than BPC, BDC and their Affiliates to (i) develop, market or sell nuclear-fueled power plants constructed using a steam-generating light water SMR of 300 MWe or less per module, (ii) perform modifications or upgrades to work previously performed by BPC or its Affiliates under its scope of work set forth in the DOR, or (iii) perform, or support performance of, any portion of the BPC Exclusive Scope with respect to any plant described in clause (i).

(b) The Company and BNGP will not, and each will cause their respective Affiliates not to, solicit or engage any other steam-generating, light water SMR designer or manufacturer other than BWNE and its Affiliates to (i) develop, market or sell nuclear-fueled power plants constructed using a light water SMR of 300 MWe or less per module, (ii) perform modifications or upgrades to work previously performed by BWNE or its Affiliates under its scope of work set forth in the DOR, or (iii) supply, or support supply of, the NSSS or NSSS Extended Scope with respect to any plant described in clause (i).

(c) The activities described in Sections 12.2 through 12.5 of this Article 12 will not violate or breach the Company’s or a Member’s obligations under this Section 12.1.

12.2 Government Contracts. Members or their Affiliates may each perform work under contracts with agencies of the U.S. Government except in an agency’s capacity as a potential Customer.

12.3 Other Nuclear Technologies. BPC or its Affiliates may, in the normal course of its business, work on proposals and projects involving the evaluation for Third Parties of multiple reactor technologies, which may potentially include light water SMR technologies other than the technology that is the subject of the Program.

12.4 Competing Proposals. If a potential customer of a Member, an Affiliate of a Member, or the Company is considering developing or utilizing nuclear technologies for a nuclear-fueled power plant, any Member (or their Affiliates) may have proposal or project team(s) proposing a technology solution that is not steam-generating light water SMR but each team will be independent of the team supporting the Company. In that event, any Member with teams supporting competing proposals will ensure that reactor technology-specific information, related design information and other confidential information known to one proposal or project team is “fire-walled” from each other proposal or project team, and not disclosed outside the proposal or project team, except for management review and approval activities and cost-estimation activities (as clarified below), which will be conducted for each proposal or project independently of and without reference to other proposals and projects. In completing the competing proposal, the project teams may not use any Confidential Information of another Member, the Company or their respective Affiliates or otherwise be in violation of this Article 12 or Exhibit F. For the sake of clarity it is understood that, within BPC the assembly of the estimate for each competing proposal will be performed by a project estimator assigned specifically to that proposal effort such that the aggregate estimate information will be “fire-walled”, but that BPC may assign discipline estimators to work across competing proposals for their respective disciplines.

12.5 Customer Preference. (a) If a prospective Customer desires to select a constructor other than BPC or one of its Affiliates for a Plant, then the Company may accommodate that prospective Customer’s preference only after FNTPs have been issued for four Plants under each of which BPC or one of its Affiliates has been engaged as the full EPC Subcontractor, and then only if:

(i) BPC has been given a reasonable opportunity, jointly with the Company, to engage directly with the prospective Customer to obtain the prospective Customer’s approval for BPC or one of its Affiliates to perform the work; and

(ii) the Company has used all reasonable efforts to secure the prospective Customer’s agreement to the selection of BPC or one of its Affiliates, including arrangement of a meeting among executive management of the prospective Customer, BWNE and BPC.

(b) If the conditions in this Section 12.5 are met and the potential Customer ultimately selects a constructor other than BPC or one of its Affiliates, then BPC or its Affiliates will perform site specific engineering and all other EPC-related services with respect to the Plant not designated by the Customer to be performed by the other constructor, and the Generic Design Fee will be payable to BNGP (or its designated Affiliate) even if BPC or its Affiliates is not engaged as the constructor for that Plant.

13. COVENANTS; BUSINESS MATTERS

13.1 Confidentiality. The Company and each Member will be bound by the terms of confidentiality set forth in Exhibit F.

13.2 Compliance with Laws and Limits on Certain Activities.

(a) The Company and, with respect to their participation in the Company, each Member will comply with all Applicable Laws of the pertinent jurisdictions and the United States to the extent applicable to the Company including international fair dealing laws, including the United States Foreign Corrupt Practices Act (“FCPA”). With respect to the Company and each Member, to be in compliance with the FCPA, its managers, directors, officers, employees, agents and anyone acting on its behalf, shall not pay, offer, promise to pay or authorize the payment directly or indirectly of any Company monies or anything of value or other gifts or honoraria or advantage to or for the use or benefit of any federal, state or local official (including any Person holding a legislative, administrative or judicial office) or any political party or candidate for political office, or any public international organization, or any employee thereof, or any person acting in an official capacity on behalf thereof for the purpose of securing any improper advantage or influencing any act or decision of any official or such government or institution in connection with any Company activities. No Member or their respective Affiliates will make any such offer, payment, gift, promise or authorization to or for the use or benefit of any other Person if the Member knows or is aware that there is a high probability that the other Person will use such offer, payment, gift, promise or authorization in violation of the preceding sentence. Each Member will immediately notify the CEO of any violation of this Section 13.2(a) that it becomes aware of.

(b) No officer, manager or employee of a Member, or any person or entity acting on its behalf, shall be permitted by the Member to become an official or employee of a government function having responsibility for regulation or oversight of any Company activities without the prior written consent of the Company.

(c) No agent or representative shall be engaged by a Member or its Affiliates to act in connection with any Company activities without the prior written consent of the Company. Each Member will take all reasonable steps to ensure that any agent or representative hired to act in connection with any Company activities abides by the obligations set forth in this Section 13.2.

13.3 Customer Contracts and Subcontracts.

(a) Each Customer Contract will include the principal terms and conditions set forth in Exhibit J, except as otherwise approved by the Board in accordance with its written policies. The Company will lead, and B&WMR, BNGP (or their designated Affiliates) and the Company will jointly coordinate and participate, in marketing and contracting activities with potential Customers and, to the extent practicable, will jointly coordinate negotiation of Customer Contracts.

(b) For each Plant, BWNE, or an Affiliate designated by BWNE, will be the exclusive supplier of (i) equipment comprised within the NSSS and NSSS Extended Scope as a subcontractor to the Company, (ii) Specified Equipment as and to the extent provided in Section G.5 of Exhibit G, except as otherwise provided in Section 13.7, and (iii) technical support to the Company related to clauses (i) and (ii) as required in connection with start-up and initial operation and testing ((i) through (iii) referred to collectively as the “BWNE Exclusive Scope”).

(c) For each Plant, subject to Section 12.5, BPC, or an Affiliate designated by BPC, will be the exclusive provider of: (i) site-specific engineering, (ii) procurement, except as otherwise provided in Sections 13.3(b) and 13.7, (iii) Plant site construction and fabrication, (iv) offsite fabrication and modularization, except for offsite manufacturing, skid mounting, and modularization of the scope of supply provided by BWNE or the Company, and (v) technical support to the Company related to clauses (i) through (iv) as required in connection with start-up and initial operation and testing ((i) through (v) referred to collectively as the “BPC Exclusive Scope”).

(d) With respect to each Plant, the Company will enter into contracts with BWNE (or its designated Affiliate) for the supply of equipment comprised within the NSSS and

NSSS Extended Scope (each, a “B&W Subcontract”) and, subject to Section 12.5, the Company will enter into contracts with BPC (or its designated Affiliate) for the provision of the BPC Exclusive Scope (each, an “EPC Subcontract”). The principal terms and conditions for the B&W Subcontracts and EPC Subcontracts are set forth in Exhibit K. In negotiation of the B&W Subcontract and EPC Subcontract for a specific project, BWNE, BPC (or their designated Affiliates) and the Company will use commercially reasonable efforts to accommodate the terms and conditions of the particular Customer Contract in the applicable subcontract to the extent not inconsistent with the terms of Exhibit K.

13.4 Transactions with Affiliates. The Company may purchase or sell goods or services or enter into any transaction with any Member or Affiliate of a Member and any profits or income earned by that Member or Affiliate as a result of the transaction will belong to it and not the Company. No Member has a right to challenge an agreement, transaction or other arrangement between a Member (or an Affiliate of a Member) and the Company if the arrangement satisfies any of the following:

(a) the agreement was specifically approved by a Member Approval;

(b) the terms are no less favorable to the Company than would be available from independent Third Parties; or

(c) the nature of the Member or its Affiliate’s interest was disclosed to the Board and the Board approved the agreement, transaction, or other arrangement (it being understood that (i) BNGP’s interest in an EPC Subcontract or other subcontract with BPC or its Affiliates and (ii) B&WMR’s interest in a B&W Subcontract or other subcontract with BWNE or its Affiliate’s needs no further disclosure).

13.5 Generic Design Fee. Subject to the terms of Section G.8 of Exhibit G, the Company will pay to the designated Affiliates of B&WMR and BNGP the Generic Design Fee per NSSS module upon the Company receiving payment by the Customer of the initial payments required under the applicable Turnkey Contract on or after FNTP.

13.6 Ethics Policies. Each Member represents and warrants that it will require its employees and representatives to comply with Applicable Law and do nothing to cause the Company or any other Member to be in violation of any Applicable Law. Each Member represents and warrants that it has in place policies and procedures to detect and prevent any conduct in connection with Program activities that would constitute a violation of Applicable Law related to the work connected to the Program. Specifically, each Member commits, with respect to Program activities, that it will, and will cause its employees including any employees that it seconds to the Company or another Member or their respective Affiliates, to be in compliance with established policies and procedures governing ethics and compliance for that Member.

13.7 Company Self-Performance. Subject to the terms of Section 13.3 and Exhibit C, it is the goal of the Company to develop in due course the capability of performing the Program with its own employees. However, for each Plant, the Company will have the exclusive right to procure the Strategic Equipment subject to the terms of Section G.6 of Exhibit G.

13.8 Political Contributions. The Company shall not spend any funds to make direct or indirect contributions to federal, state or local political candidates, nor to make gifts or provide honoraria to federal, state or local elective or appointive officials without Board approval. All contributions, gifts or honoraria shall be made in accordance with Applicable Law.

13.9 Publicity. No Member or any of its Affiliates will issue any press release or make any other public disclosure regarding the Company, the Company’s activities, this LLC Agreement or the TSAs without obtaining the prior written approval of the Founders, which shall not be unreasonably withheld, conditioned or delayed. The Company will communicate and coordinate with the Founders before releasing any public statement regarding the Company or the Company’s activities. The Members will coordinate and cooperate with each other and the Company as to the timing and contents of any permitted press release, public announcement or communication.

13.10 Performance. Issues with respect to the performance by B&WMR, BNGP or their respective Affiliates of the Development Budget Activities may be addressed in accordance with Section G.7 of Exhibit G.

13.11 Consideration of Company Subcontractors and Suppliers. With respect to each B&W Subcontract and EPC Subcontract, each of BWNE and BPC (or their designated Affiliate), as applicable, will give due consideration for utilization of any subcontractor or supplier reasonably recommended by the Company and will take into account in their selection any preferred vendor or subcontractor list of the Company. Each Member and the Company acknowledges that the preceding sentence is not intended to alter the BWNE Exclusive Scope or BPC Exclusive Scope, as applicable.

14. TAX MATTERS

14.1 Taxable Year. The taxable year of the Company (the “Fiscal Year”) will end on December 31 of each year, unless otherwise required by the Code. The fiscal year of the Company for financial accounting purposes shall end on December 31 of each Year, unless otherwise established by the Board.

14.2 Tax Reporting Partner. B&WMR is appointed as the Tax Reporting Partner (“TRP”) and is responsible for compliance with all tax reporting obligations of the Company. In the event of any change in the TRP, unless otherwise agreed, the Person serving as TRP at the beginning of a given taxable year will continue as TRP with respect to all matters concerning that year.

14.3 Tax Matters Partner. The TRP will also be the Tax Matters Partner as defined in Code section 6231(a) (the “TMP”) and references to the TRP will then include references to the TMP and vice versa. The TMP will not be required to incur any expenses for the preparation for, or pursuance of, administrative or judicial proceedings, unless the Members, by Member Approval, approve a method for sharing those expenses.

14.4 Information to the TMP. Each Member will furnish the TMP, within two weeks from the receipt of the request, any information the TMP may reasonably request to comply with the requirements for furnishing information to the Internal Revenue Service.

14.5 Limitations Period Extension. The TMP will not agree on behalf of the Company to any extension of the statute of limitations for making assessments without first obtaining Member Approval. The TMP will not bind any other Member to a settlement agreement in tax audits without obtaining the written concurrence of that Member.

14.6 Settlement. Any Member who enters into a settlement agreement with the Secretary of the Treasury with respect to any partnership items, as defined in Code section 6231(a)(3), will notify the other Members of the terms of the settlement not more than 90 days after the date of the settlement.

14.7 Certain Petitions. Any Member intending to file with respect to any partnership item, or any other tax matter involving the Company, a petition under Code sections 6226, 6228, or any similar tax law provision, will notify the other Members prior to making the filing of the nature of the contemplated proceeding. If the TMP is the Person intending to file the petition, the TMP will choose the forum. If a Member intends to seek review of any court decision rendered as a result of a proceeding described in this Section 14.7, that Member will give notice to each of the other Members not less than twenty days prior to seeking that review.

14.8 Tax Returns. The TRP will prepare, or cause to be prepared, at the expense of the Company, and file all required federal and state partnership income tax returns, in accordance with the provisions of this Article 14. Not less than thirty days prior to the return due date (including extensions), the TRP will submit to each Member for review a copy of the return as proposed.

14.9 Information Requests. In addition to any obligation under Section 14.4, each Member will furnish to the TRP not later than sixty days before the return due date (including extensions) any information relating to the Company or its operations as may be required for the proper preparation of the Company’s returns. Similarly, each Member agrees to furnish timely to the TRP, as requested, any of the information and data necessary for the preparation and/or filing of other required reports and notifications, and for the computation of the capital accounts. As provided in Code section 6050K(c), a Member transferring its Membership Interest must notify the TRP to allow compliance with Code section 6050K(a).

14.10 Cooperation with Responsibilities. The TRP and the other Member(s) will use commercially reasonable efforts to comply with the responsibilities outlined in this Article 14, and with respect to the services of the TMP as outlined in this Article 14, and in doing so no Member (including the TRP and the TMP) will incur any liability to any other Member.

14.11 Section 754 Election. If a distribution of the Company’s property as described in Section 734 of the Code occurs or a transfer of Membership Interests as described in Section 743 of the Code occurs, if requested by any Member, the Company shall elect, at such Member’s cost, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties.

15. TRANSFERS OF INTERESTS

15.1 General Restriction. No Transfer may be made and the Company will not recognize any Transfer except (a) a Transfer made in accordance with the terms and provisions of this Article 15 or (b) a Transfer made with the prior written consent of the Founders, exercisable by each Founder in its sole discretion.

15.2 Permitted Transfers. Except as otherwise provided in Section 15.3 or any Subscription Agreement, Members may Transfer their Membership Interests at any time in accordance with Sections 15.2(a) – (d), as applicable.

(a) To/For The Benefit of Affiliates. A Member is permitted at any time to Transfer all or a portion of its Membership Interests to one or more Affiliates so long as they remain Affiliates and, in the case of B&WMR, to lenders of BWNE or its Affiliates to effect a pledge of or security interest in B&WMR’s Membership Interests.

(b) To Non-Affiliates. Subject to Section 15.4, a Member (other than BNGP) is entitled to Transfer all or a portion of its Membership Interests to one or more Persons if:

(i) the terms of the Transfer are disclosed to the Board and to BNGP for it to evaluate whether a negative control pursuant to Section 7.5(a) applies;

(ii) BNGP waives its negative control right set forth in Section 7.5(a) (if applicable); and

(iii) the Person to whom the Membership Interests are Transferred executes a Subscription Agreement.

(c) BNGP Transfers to non-Affiliates. Subject to Section 15.4, BNGP is entitled to Transfer all or a portion of its Membership Interests to one or more Persons if the Second Tranche Investment has been paid in full and the Person to whom the Membership Interests are Transferred executes a Joinder Agreement.

(d) Withdrawal. A Member shall make a Transfer if required in connection with a Member’s Withdrawal from the Company under Section 9.3.

15.3 Prohibited Transfers. Notwithstanding Section 15.2, the following transfers are prohibited:

(a) All Transfers by BNGP to non-Affiliates prior to BNGP paying the Second Tranche Investment in full.

(b) Transfers in violation of BNGP’s negative control right (if applicable) set forth in Section 7.5(a)(ii) or 7.5(a)(iv).

(c) Transfers by any Member to a B&WMR Competitor, or to any Person that poses a Reputational Risk to the Company or the Program, as determined by B&WMR, except with B&WMR’s consent, which shall not be unreasonably withheld, conditioned or delayed.

(d) Transfers if, in the opinion of counsel for the Company, the Transfer would:

(i) violate the Securities Act, or any applicable state securities or “blue sky” laws, or any other applicable provision of law in any respect;

(ii) require registration of the Membership Interests under the Securities Act in connection with the Transfer;

(iii) result in the Company having to register as an investment company under the Investment Company Act of 1940, as amended; or

(iv) cause the Company to be treated as an association taxable as a corporation for purposes of the federal income tax laws.

15.4 Duty of First Offer. (a) Subject to Section 15.4(b), if any Member (a “DOFO Member”) proposes to Transfer its Membership Interests pursuant to Section 15.2(b) or Section 15.2(c) to a non-Member or non-Affiliate (a “First Offer Transaction”), the DOFO Member will, prior to pursuing any First Offer Transaction, notify the other Members of its intention to pursue a First Offer Transaction (the “First Offer Transaction Notice”). The other Members will have the right, but not the obligation, to submit a proposal to purchase their pro rata share (based on that Member’s Share compared to all other Members’ Share other than the Share of the DOFO Member) or more (i.e., oversubscribe) of the Membership Interests subject to the First Offer Transaction (the “First Offer Proposal”) within twenty days following receipt of the First Offer Transaction Notice. The First Offer Proposal will include the price and other material terms the non-DOFO Member is prepared to offer. If a Member that is entitled to make a First Offer Proposal elects not to do so, those Members that have elected to make a First Offer Proposal may offer to purchase such additional eligible shares on a pro rata basis. The DOFO Member may elect to accept some or all of the First Offer Proposals. If the DOFO Member elects not to accept the First Offer Transaction Proposals (or has Membership Interests subject to the First Offer Transaction remaining that were not purchased in connection with First Offer Proposals), the DOFO Member may enter into a First Offer Transaction with any Person if the terms and conditions of any such Transfer are not any less favorable to the DOFO Member than the terms and conditions set forth in any First Offer Proposal. The First Offer Transaction will be consummated within 180 days following the date of the First Offer Proposals, and if not, any subsequent First Offer Transaction will be subject to the provisions set forth in this Section 15.4(a). Nothing in this Section 15.4(a) will require the DOFO Member to enter into any First Offer Transaction under any circumstances.

(b) B&WMR is only required to comply with Section 15.4(a) if, following the proposed Transfer, B&WMR’s Share would be less than 51% (unless the proposed Transfer is in connection with an Initial IPO approved by BNGP under Section 9.12 or otherwise or any subsequent Transfer to public shareholders under a registered offering).

15.5 BNGP Tag-Along Right.

(a) If B&WMR proposes to Transfer its Membership Interest pursuant to Sections 15.2(b) (other than a Transfer in connection with an Initial IPO or any subsequent Transfer to public shareholders under a registered offering) and after the Transfer B&WMR or its Affiliates’ Share would be less than 51%, then at least thirty days prior to effecting the

Transfer, B&WMR will give BNGP written notice of the proposed Transfer. The notice will set forth the Membership Interests to be Transferred by B&WMR, the name and address of the proposed transferee, the purchase price and that the proposed transferee has been informed of the tag-along right granted to BNGP under this Section 15.5. BNGP will then have the right, exercisable by written notice to B&WMR, to participate in the sale, on the same terms and conditions as B&WMR, by selling up to its full ownership interest in the Company, on substantially the same terms (including with respect to representations and warranties and indemnification) as B&WMR.

(b) If the proposed transferee does not agree to purchase BNGP’s Membership Interests directly from BNGP on the same terms and conditions as specified in the notice given under Section 15.5(a), then B&WMR will have the right, but not the obligation, to purchase BNGP’s Membership Interests, solely for the purpose of selling those Membership Interests to the proposed transferee on the terms set forth in the notice. If the proposed transferee does not elect to acquire BNGP’s Membership Interests (either directly or indirectly) subject to this tag-along right, B&WMR may not transfer its interests to that proposed transferee in a transaction that would result in B&WMR or its Affiliates Share being less than 51%.

(c) For the avoidance of doubt, B&WMR may elect to give rights to other Members to participate in a sale when B&WMR is selling all or a portion of its Membership Interest, subject in each case to the restrictions set forth in this Article 15.

15.6 B&WMR Drag-Along Right.

(a) Subject to Section 15.6(d), if B&WMR agrees to sell all of its Membership Interests to a Third Party (a “Drag-Along Sale”), it has the right to require each other Member to Transfer its Membership Interests. B&WMR must give the other Members not less than ten days prior written notice describing in reasonable detail the proposed Drag-Along Sale as to which it intends to exercise its rights under this Section 15.6, including the consideration to be paid and the name and address of the Third Party purchaser.

(b) Each Member, if B&WMR elects to exercise its rights under Section 15.6, will (i) take any action as may be reasonably requested by B&WMR in connection with consummating the transaction; (ii) vote in favor of, consent to and raise no objections against the transaction or the process pursuant to which the transaction was arranged; (iii) waive any dissenter’s, appraisal and other similar rights; (iv) sell such Member’s Membership Interests on the non-price terms and conditions of the transaction as negotiated by B&WMR; and (v) execute and deliver such documents as may be reasonably requested by B&WMR in connection with the transaction, including written consents of Members, proxies, letters of transmittal, purchase agreements and limited liability company interest powers. If B&WMR agrees to escrow any amounts of proceeds resulting from a transaction or to accept indebtedness or other securities, or is subject to indemnification or other rights of offset, then each Member will be required to accept the same terms.

(c) Each Member is only required to comply with Section 15.6(b) if B&WMR bears its proportionate share of any escrows, holdbacks or adjustments in purchase price and make such representations, warranties and covenants as are customary.

(d) BNGP is only required to comply with Section 15.6(a) and 15.6(b) if (i) it is no longer a Founder, (ii) the only representations and warranties it is required to make are authority to accomplish the sale and its ownership of the interests being sold, and (iii) the consideration that BNGP would receive reflects its Share of the aggregate consideration received in the transaction less any Control Premium associated with the acquisition of B&WMR’s Membership Interest. The “Control Premium” is the additional amount an arms-length purchaser is willing to pay in order to have control over the management of the affairs of the Company over the amount the purchaser would have paid if it did not obtain control over the Company as part of its purchase, as acknowledged by the purchaser in writing.

15.7 General Provisions.

(a) Each transferor under this Article 15 will reimburse or cause the reimbursement of the Company for all the Company’s reasonable out-of-pocket expense relating to the Transfer, including all attorney’s fees, filing fees and similar expenses.

(b) If the Board determines that a proposed Transfer under this Article 15 would, alone or in conjunction with one or more other Transfers, terminate the partnership that is the Company for federal income Tax purposes, the proposed Transfer can be delayed until the earliest time, as determined by the Board that the Transfer may occur without causing a termination of the partnership that is the Company for federal income Tax purposes. If at any time more than one Transfer is being delayed under this Section 15.7(b), the Transfers are to be made in the order in which the Board received notice of the proposed Transfer. If a Transfer or attempted Transfer causes a termination of the partnership that is the Company for federal income Tax purposes, the Member making the Transfer or attempted Transfer is to be liable to the Company and each of the other Members for any Taxes, fines, penalties, damages, or losses which may be due as a result of the termination, including costs of enforcement of the Company’s power to void or otherwise prohibit the Transfer or attempted Transfer.

(c) No Transfer in compliance with this LLC Agreement, even if the transferee is a Member or is admitted as a Member, will release the transferor or former Member from those liabilities to the Company existing at the time of the transfer which survive the Transfer.

15.8 Unauthorized Transfers Void. Any attempt by a Member, directly or indirectly, to Transfer, or offer to Transfer, any Membership Interests or any interest therein or any rights relating thereto without complying with the provisions of this Article 15, will be void and of no effect. Any involuntary Transfer by operation of law will entitle the transferee to the economic interest represented by the Membership Interests that were the subject of the Transfer but the transferee will not be a Member and will not have any rights under this LLC Agreement.

16. LIMITATIONS ON LIABILITY AMONG THE MEMBERS

16.1 Limitations on Liability. No Member or any of its Affiliates will be liable to the Company, another Member, or any of their respective Affiliates for any consequential, incidental, punitive, exemplary, or indirect damages, lost profits, or other business interruption damages in connection with the Program. The preceding sentence applies without regard to the cause or basis of any claim, and whether a claim is asserted in contract, tort, negligence, misrepresentation (including negligent misrepresentation), strict liability, statutory liability, indemnity, or pursuant to any other theory of liability, even in the event of the fault, negligence (in whole or in part), or strict liability of, or breach of contract by, a Person whose liability is limited by this Section 16.1. The following will not be deemed to constitute consequential, incidental, punitive, exemplary, or indirect damages, lost profits, or other business interruption damages:

(i) any payment due under Exhibit D; and

(ii) any liability for amounts claimed in tort or as statutory damages by Third Parties to the extent that claims for such amounts are subject to indemnification under this LLC Agreement.

17. GENERAL

17.1 Dispute Resolution. Any Disputes between or among (i) the Company, (ii) a Member or its Affiliates and (iii) another Member (or Members) or their Affiliates arising out of or in connection with the Company or the Program will be resolved in accordance with Exhibit E.

17.2 Dissolution.

(a) The Company will be dissolved, and its affairs will be wound up and liquidated upon the first to occur of the following (i) dissolution in accordance with Section D.1(d) of Exhibit D, (ii) approval of dissolution by Member Approval, and (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) The bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of a Member will not cause the Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company will continue without dissolution.

(c) In the event of dissolution, the Company will conduct only the activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company will be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d) The Company will terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner set forth in Section 4.5 and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

17.3 Governing Law. This LLC Agreement will be governed by, construed, interpreted and applied in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles thereof that would result in the application of the laws of a jurisdiction other than the State of Delaware.

17.4 Entire Agreement. The annexes, exhibits and schedules hereto are an integral part of this LLC Agreement and are deemed incorporated by reference herein. This LLC Agreement contains the entire agreement of the Members relating to the rights granted and obligations assumed in this LLC Agreement. Any prior agreement among the Members relating to the Company or the Program will be of no further force or effect.

17.5 Amendments; Waivers. All Members are bound by any amendment to this LLC Agreement that is approved by Member Approval or in accordance with Exhibit C. Amendments approved in accordance with Exhibit C will be documented as a separate amendment executed by B&WMR and attached to this LLC Agreement and will be promptly circulated to all Members. Failure of any Member to enforce any provision of this LLC Agreement will not be construed to waive the provision, nor to affect the validity of this LLC Agreement or any part thereof, or the right of any Member thereafter to enforce each and every provision of this LLC Agreement. A waiver on any one occasion will not be construed as a bar to or waiver of any right or remedy, whether of the same or of a different nature, on any future occasion.

17.6 Counterparts. The Members may execute this LLC Agreement in two or more counterparts, which will, in the aggregate, be signed by all the Members; each counterpart will be deemed an original instrument as against any Member who has executed and delivered it.

17.7 Notices. All notices required or permitted to be given pursuant to this LLC Agreement to any party to this LLC Agreement will be in writing and will be given to the other party at the addresses or facsimile number set forth below in Annex II or such other address or facsimile number as that party may hereafter specify for that purpose by notice to the other parties to this Agreement. All notices will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, that notice will be deemed not to have been received until the next succeeding Business Day in the place of receipt.

17.8 Severability. Any term or provision of this LLC Agreement that is invalid or unenforceable in any jurisdiction will be ineffective as to that jurisdiction, to the extent of the invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this LLC Agreement or affecting the validity or enforceability of any terms and provisions of this LLC Agreement in any other jurisdiction. If any provision of this LLC Agreement is so broad as to be unenforceable, that provision will be interpreted to be only so broad as is enforceable.

17.9 Binding Effect; No Third Party Benefit. This LLC Agreement will be binding on all successors and assigns of the Members and inure to the benefit of the respective permitted successors and assigns of the Members. Nothing in this LLC Agreement will be deemed to create rights in or benefits for any Person that is not a Member, other than (a) BWNE, BDC, BPC and their Affiliates with respect to Article 12, Sections 7.5, 13.3(b), 13.3(c), 13.3(d), 13.4, 13.5, 16.1 and Exhibit A, Exhibit B, Exhibit D, and Exhibit F and (b) individuals entitled to indemnification under Article 10, in each case only with respect to those Articles, Sections and Exhibits.

17.10 Provisions Surviving. The rights and obligations of the Members under the following provisions will continue after dissolution and liquidation of the Company and will continue with respect to a former Member who under Section D.13 of Exhibit D has only the rights of an assignee or a former Member who has Withdrawn from the Company (collectively, the “Surviving Provisions”) and all others shall be of no further force or effect: Section 13.1 (including Exhibit F), 17.1 (including Exhibit E), 17.3, 17.9, 17.10, Article 16, Sections D.7 and D.10 of Exhibit D and payment obligations under Exhibit D until discharged, and any other provisions incorporated in any of those Sections by reference.

(Signatures on following page.)

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this LLC Agreement as of the date first above written.

THE COMPANY

GENERATION MPOWER LLC

By:	/s/ Christofer M. Mowry
Name:	Christofer M. Mowry
Title:	President & Chief Executive Officer

MEMBERS

BABCOCK & WILCOX MODULAR REACTORS, LLC

By:	/s/ Christofer M. Mowry
Name:	Christofer M. Mowry
Title:	President

BDC NEXGEN POWER LLC

By:	/s/ Eric W. Grenfell
Name:	Eric W. Grenfell
Title:	President

[Generation mPower LLC Agreement]

ANNEX I

DEFINITIONS; PRINCIPLES OF INTERPRETATION

A. Definitions. As used in this LLC Agreement, the following terms have the meanings indicated:

“Acceptable Nuclear Liability Regime” has the meaning set forth in Exhibit H.

“Act” means the limited liability company act set forth in Chapter 18 of the Delaware Code. Any reference to the Act will automatically include a reference to any subsequent or successor limited liability company act in Delaware.

“Actual Cash Flow Neutral Date” means the date, as determined by the Board, on which the Company has achieved Cash Flow Neutral.

“Actual Funding Requirement” has the meaning set forth in Section A.4 of Exhibit A.

“Actual In-Kind Credit” has the meaning set forth in Section A.2(a) of Exhibit A.

“Add-On Amount” has the meaning set forth in Section A.3(b) of Exhibit A.

“Adjusted Capital Account” means with respect to any Member as of a particular date, the Member’s Capital Account increased by such Member’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain.

“Adjusted Capital Account Deficit” means with respect to a Member as of the end of any Fiscal Year, a deficit in the Member’s Capital Account, after adjustments required under clauses (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), that exceed any amounts of any such deficit that such Member is obligated to restore or is deemed obligated to restore for purposes of such regulation (such as such Member’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain).

“Adjusted Fair Market Value” of an item of Company property means the greater of (i) the fair market value of that property or (ii) the amount of any nonrecourse indebtedness to which that property is subject within the meaning of section 7701(g) of the Code.

“Affiliate” means with respect to any Person, (i) each entity that such Person controls, (ii) each Person that controls such Person, and (iii) each entity that is under common control with such Person. For purposes of this definition, the Tax Partnership and the Company are not Affiliates of B&WMR, BNGP or any of their respective Affiliates. For purposes of this definition “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly through one or more intermediaries, of any of the following with respect to another Person (a) the legal or beneficial ownership of more than fifty percent (50%) of the economic interest in such Person, (b) the power to elect more than fifty percent (50%) of the directors, managers, or other voting members of the governing body of such Person, (c) more than fifty percent (50%) of the voting securities (or equivalent voting interests) in such Person, or (d) the power to direct or cause the direction of the management and policies of such Person (by contract or otherwise).

“Alliance Model” means the business model attached as Exhibit A to the JDA that utilizes the Development Budget and estimated Contract Revenues as inputs to determine the Forecasted Funding Requirement.

“Alternate” means an individual designated by a Director to act as that Director’s alternate in accordance with Section 7.1(b).

“Annual Budget Package” means the package prepared by the CEO for presentation to the Board in connection with the request of annual funding authorization of the Program by B&WMR from the BWC board of directors.

“Anticipated Annual Investment Amount” has the meaning set forth in Section A.1(f) of Exhibit A.

“Applicable Law” means all laws, treaties, ordinances, judgments, decrees, injunctions, writs and orders, rules, regulations, interpretations, issuances, enactments, decisions, authorizations and directives of any Governmental Authority having jurisdiction over the matter in question.

“Appraiser” means a reputable investment banking firm, accounting firm or appraiser nationally recognized in the United States for providing valuations of companies or enterprises whose core business is utility-scale power generation and technology.

“BDC” means Bechtel Development Company, Inc., a Delaware corporation.

“BNGP” means BDC NexGen Power LLC, a Delaware limited liability company.

“Board” has the meaning set forth in Section 7.1(a).

“Book Value” means, with respect to any item of Company property, the book value of that property within the meaning of Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3), except that if the Company adopts the remedial allocation method described in Treas. Reg. § 1.704-3(d) with respect to any item of Company property, the Book Value of that property will be its book basis determined in accordance with Treas. Reg. § 1.704-3(d)(2).

“BPC” means Bechtel Power Corporation, a Nevada corporation.

“BPC-Affiliated Persons” has the meaning set forth in Section D.7(b) of Exhibit D.

“BPC Competitor” has the meaning set forth in Section G.4 of Exhibit G.

“BPC Exclusive Scope” has the meaning set forth in Section 13.3(c).

“BPC Work Product” has the meaning set forth in Section D.7(c) of Exhibit D.

“BPC TSA” means the Amended and Restated Technical Services Agreement, dated as of the Commencement Date, between BPC and the Company (as successor to BWNE).

“Business Day” means a day other than Saturday, Sunday or a day on which banks are legally closed for business in the State of Delaware.

“B&W Subcontract” has the meaning set forth in Section 13.3(d).

“BWC” means The Babcock & Wilcox Company, a Delaware corporation.

“BWNE” means Babcock & Wilcox Nuclear Energy, Inc., a Delaware corporation.

“BWNE Exclusive Scope” has the meaning set forth in Section 13.3(b).

“BWNE TSA” means the Technical Services Agreement, dated as of the Commencement Date, between BWNE and the Company.

“B&WMR” means Babcock & Wilcox Modular Reactors, LLC, a Delaware limited liability company.

“B&WMR Competitor” has the meaning set forth in Section G.4 of Exhibit G.

“Capital Account” means the capital account of a Member maintained in accordance with Section 5.2.

“Capital Call” has the meaning set forth in Section 3.2(b).

“Capital Contribution” means, for any Member, the total amount of cash and the fair market value (as determined by the Board in its sole discretion) of any property contributed to the Company.

“Cash Flow Neutral” means, as determined by the Board utilizing the Alliance Model, that (a) the Company’s actual current Contract Revenues are in excess of actual cash outflows for Development Budget Activities, services to Customers and other Program related expenditures, and (b) projected Contract Revenues are reasonably expected to be at least equal to projected cash outflows on an ongoing basis.

“CEO” means the President & Chief Executive Officer of the Company.

“Chairperson” has the meaning set forth in Section 7.6.

“Change of Control” means any transfer, sale, assignment, pledge or other disposition of shares of or equity interests in a Person having the result (directly or indirectly) of changing the entity or entities which possess the power (directly or indirectly) to direct or cause the direction of the management or policies of the Person from the entity or entities possessing that power as of the Commencement Date, whether the change is voluntary or involuntary, including as part of a merger.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“COL” means a combined license to construct and operate a nuclear power plant issued by the NRC.

“Commencement Date” means February 28, 2011.

“Committee Member” has the meaning set forth in Section 7.13.

“Company” has the meaning set forth in the preamble.

“Confidential Information” has the meaning set forth in Section F.1 of Exhibit F.

“Contract Revenues” means cash received by the Company from a Customer as compensation for the design, development or deployment of a Plant, including site specific engineering and COL applications for a Customer. Contract Revenues do not include investments made by Members in the Company or funding for the Program provided by DOE or any other U.S. Governmental Authority (except to the extent a Governmental Authority acts in the capacity of a Customer) which is for the benefit of B&WMR under Section B.4 of Exhibit B. Contract Revenues will include any amounts received by the Company from Third Parties other than the DOE or any U.S. Governmental Authority (when not acting in the capacity of a Customer) for the benefit of the Program.

“Control Premium” has the meaning set forth in Section 15.6(d).

“Covered Employee” has the meaning set forth in Section F.5(b) of Exhibit F.

“Credit to Date Amount” has the meaning set forth in Section A.4(a) of Exhibit A.

“Customer” means a customer of the Company that has executed a Customer Contract.

“Customer Contract” means a Turnkey Contract or a Front-End Contract.

“Damages” means damages, claims, demands, causes of action, losses, liabilities, obligations, costs and expenses, and the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises, including reasonable legal, accounting and other expenses related thereto.

“Date of Withdrawal” means the date on which a Member Withdraws from the Company as determined under Section D.6 of Exhibit D.

“DCA” means the Design Certification Application filed with the NRC for the steam-generating light water SMR developed in the Program.

“Deduct Amount” has the meaning set forth in Section A.3(c) of Exhibit A.

“Deemed Liquidation” means a liquidation of the Company that is deemed to occur pursuant to Treas. Reg. § 1.708-1(b)(1)(iv) in the event of a termination of the Company pursuant to section 708(b)(1)(B) of the Code.

“Design Completion Date” means the date, as determined by the Board, on which the Company has completed a generic design for the deployment of a Plant (including obtaining NRC design certification) sufficient to offer turnkey solutions to Customers.

“Development Budget” means, at any given time, the most recent version of the development budget approved by the Board that sets forth the costs anticipated to be incurred by the Parties for the performance of all Development Budget Activities, including marketing, licensing interfacing, procurement, staffing, personnel, administrative and business development activities to be incurred in connection therewith.

“Development Budget Activities” means (a) the development of the generic design to be completed by the Members and their Affiliates in support of the Program as determined in accordance with the Project Execution Plan to be necessary to make an offering to a potential Customer to deploy a Plant (including obtaining NRC design certification) and (b) all related marketing, licensing interfacing, procurement, staffing, personnel, administrative and business development activities completed by the Company until the activities in clause (a) are complete.

“Director” has the meaning set forth in Section 7.1(a).

“Disclosing Party” has the meaning set forth in Section F.1 of Exhibit F.

“Dispute” has the meaning set forth in Section E.1 of Exhibit E.

“Dispute Parties” has the meaning set forth in Section E.1 of Exhibit E.

“DOE” means the U.S. Department of Energy.

“DOFO Member” has the meaning set forth in Section 15.4(a).

“DOR” means the division of responsibility for pursuit of the Company’s objectives set forth in Exhibit I, including the engineering, design certification application, procurement, functional support (development organization), and COL application divisions of responsibility.

“Drag-Along Sale” has the meaning set forth in Section 15.6(a).

“EPC” means engineering, procurement and construction.

“EPC Subcontract” has the meaning set forth in Section 13.3(d).

“Executive(s)” has the meaning set forth in Section E.2(a) of Exhibit E.

“Fair Market Value” means with respect to the Company, as of the Valuation Date, the price at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, all of the Company’s equity interests in an arms length, negotiated transaction with a Third Party without time constraints using standard valuation methodologies. The methodologies used in determining Fair Market Value will be applied in a manner so as to (a) reflect any discount for lack of marketability and (b) not reflect any loss in value resulting from the act or event described in Exhibit D that triggered the assessment of Fair Market Value or the fact that a termination event has occurred.

“Fair Value of BNGP’s Interest” has the meaning set forth in Section D.11(e) of Exhibit D.

“FCPA” has the meaning set forth in Section 13.2(a).

“Final First Tranche Investment” has the meaning set forth in Section A.4(a) of Exhibit A.

“First Appraiser” has the meaning set forth in Section D.11(a) of Exhibit D.

“First Offer Proposal” has the meaning set forth in Section 15.4(a).

“First Offer Transaction” has the meaning set forth in Section 15.4(a).

“First Offer Transaction Notice” has the meaning set forth in Section 15.4(a).

“First Tranche Profits Interest” means the 10% Share granted to BNGP as of the Commencement Date or such smaller Share as may have resulted from dilution by operation of Section A.5 of Exhibit A.

“First Tranche Investment” has the meaning set forth in Section A.1(a) of Exhibit A.

“Fiscal Year” has the meaning set forth in Section 14.1.

“FNTP” means a full notice to proceed issued by a Customer under a Turnkey Contract, with all conditions precedent, including issuance of the COL for the applicable Plant and the other conditions precedent specified in the Turnkey Contract executed by that Customer, having been satisfied or, if not satisfied, waived by the Company.

“Forecasted Funding Requirement” means the amount necessary to be funded by the Parties until Cash Flow Neutral is achieved, as determined by the Alliance Model, which as of July 13, 2010 was $610.57 million, as it may be adjusted each year by the Board in its approval of the Annual Budget Package.

“Founders” means each of B&WMR and BNGP, but BNGP only for so long as it or its Affiliates (individually or collectively) holds a Share greater than or equal to 50% of BNGP’s First Tranche Profits Interest.

“Front-End Contract” means a contract pursuant to which the Company (or its designated subsidiary) provides services with respect to the Program to a Customer other than under a Turnkey Contract, including COL application services, site selection, consulting and other front-end preparation services for a Customer.

“Generic Design Fee” has the meaning set forth in Section G.4 of Exhibit G.

“Governmental Authority” means any United States or foreign federal, state, local or other governmental, regulatory or administrative agency, governmental commission, department, board, subdivision, court, tribunal, or other governmental arbitrator, arbitral body or other authority, in each case having legal jurisdiction over the matter or Person in question or the Program.

“Guarantees”means the Guarantee by BPC for the benefit of the Company, among others, and the Guarantee by BWNE for the benefit of the Company, among others, each dated as of the Commencement Date.

“High Value” has the meaning set forth in Section D.11(b) of Exhibit D.

“Indemnified Person” has the meaning set forth in Section 10.1.

“In-Kind Percentage” has the meaning set forth in Section A.1(f) of Exhibit A.

“Initial IPO” means the initial public offering of equity interest in the Company pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act.

“Initial Period” has the meaning set forth in Section A.1(e) of Exhibit A.

“JAMS” means JAMS, Inc. or its successor entity, a judicial arbitration and mediation service.

“JDA” has the meaning set forth in the Recitals.

“Joinder Agreement” means an agreement executed by any new Member as a result of a Transfer under Section 15.2(c) pursuant to which the new Member expressly agrees to be bound by the terms and conditions of the LLC Agreement.

“Last Agreed FFR” has the meaning set forth in Section A.3(b) of Exhibit A.

“Late Payment Rate” means the lesser of (a) the Prime Rate plus 2% per annum, or (b) the highest per annum interest rate allowed by Applicable Law.

“LLC Agreement” has the meaning set forth in the preamble.

“Low Value” has the meaning set forth in Section D.11(b) of Exhibit D.

“Members” means B&WMR, BNGP and every other Person who is admitted as a Member in accordance with Section 9.2 after the Commencement Date, so long as the Person has not ceased being a Member pursuant to the terms of this LLC Agreement.

“Member Approval” means the approval of Members holding a Share equal to at least 50%, which approval must also include the approval of the Founders.

“Membership Interest” means with respect to each Member, a Member’s Capital Account, rights to its Share of Profits and Losses, and the Member’s rights to receive distributions from the Company, together with all rights and obligations of the Member under this LLC Agreement.

“Mid-Range” has the meaning set forth in Section D.11(b) of Exhibit D.

“New Member” has the meaning set forth in Section C.1 of Exhibit C.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(c).

“NRC” means the U.S. Nuclear Regulatory Commission.

“NSSS” means the SMR nuclear steam supply module under development as part of the Program consisting of the module shell and all internal components and systems, including the steam generator and reactor core, extending up to and including each point where the module shell, piping, electrical and instrument cables connect to the external systems at the point of the first external junction (agreed terminal point).

“NSSS Extended Scope” has the meaning set forth in Section G.4 of Exhibit G.

“Nuclear Incident” means an occurrence that causes bodily injury, sickness, disease or death, or loss of or damage to property, or loss of use of property, arising out of or resulting from the radioactive, toxic, explosive or other hazardous properties of source material, special nuclear material, or by-product material. “Source material”, “special nuclear material”, and “by-product material” as applicable to this LLC Agreement have those meanings assigned by the Atomic Energy Act of 1954, as amended, 42 U.S.C. § 2011 et seq.

“Officers” has the meaning set forth in Section 8.1(a).

“Original Development Budget” means the inputs to the Alliance Model as of July 13, 2010 that set forth the costs anticipated to be incurred by the Parties for the performance of all Development Budget Activities, including marketing, licensing interfacing, procurement, staffing, personnel, administrative and business development activities to be incurred in connection therewith.

“Original Aggregate First Tranche Investment” has the meaning set forth in Section A.1(a) of Exhibit A.

“Original BNGP Annual Development Amount” has the meaning set forth in Section A.1(c) of Exhibit A.

“Original BNGP Annual Investment Amount” has the meaning set forth in Section A.1(c) of Exhibit A.

“Other Member” has the meaning set forth in Section D.13(a) of Exhibit D.

“Overrun Amount” has the meaning set forth in Section A.2(b) of Exhibit A.

“Oversubscription Member” has the meaning set forth in Section 3.2(b).

“Partnership Minimum Gain” has the meaning given to “minimum gain” in Treasury Regulations Section 1.704-2(d).

“Partner Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, or any Governmental Authority.

“Plant” has the meaning set forth in the Recitals.

“Prime Rate” means the prime rate of interest for corporate loans as published in The Wall Street Journal under “Money Rates” as such rate may be in effect from time to time during the period the delinquent amount remains outstanding.

“Profits” and “Losses” for any period means the taxable income or loss of the Company for such period, as determined for federal income tax purposes, adjusted as follows:

(a) items that are required by Section 703(a)(i) of the Code to be separately stated will be included;

(b) Tax-exempt income as described in section 705(a)(1)(B) of the Code realized by the Company during such fiscal year are taken into account as if it was not tax exempt;

(c) expenditures of the Company described in section 705(a)(2)(B) of the Code for such year, including items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) as items described in section 705(a)(2)(B) of the Code, are taken into account as if they were deductible items;

(d) with respect to property (other than money) which has been contributed to the capital of the Company, Profit and Loss are computed in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(g) by computing depreciation, amortization, gain or loss based upon the fair market value (as determined by the Board) of such property on the books of the Company;

(e) with respect to any property of the Company which has been revalued as required or permitted by the Treasury Regulations under section 704(b) of the Code, Profit or Loss are determined based upon the fair market value (as determined by the Board) of such property as determined in such revaluation;

(f) the difference between the Book Value and the fair market value (as determined by the Board) of any asset of the Company are treated as gain or loss from the disposition of such asset in the event that any revaluation of assets occur pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), including whenever, any new or existing Member acquires an additional Share in the Company in exchange for a non-de minimis contribution to the capital of the Company; or such asset of the Company is distributed to a Member or a distribution is made to a Member as consideration for a reduction of such Member’s interest in the Company or in liquidation of such interest as defined in Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(g) interest paid on loans made to the Company by a Member and fees and other compensation paid to any Member are deducted in computing Profit and Loss; and

(h) items of income, gain, loss, expense or deduction specially allocated under Section 6.2 are not taken into account.

“Program” has the meaning set forth in the Recitals.

“Program Termination Date” means the date on which the Termination of the Program becomes effective as determined under Section D.6 of Exhibit D.

“Project Execution Plan” means the project execution plan, consisting of the processes and procedures for the execution of the Development Budget Activities, to be approved by the Board.

“Recipient” has the meaning set forth in Section F.1 of Exhibit F.

“Reissued Work Product” has the meaning set forth in Section D.7(d)(ii) of Exhibit D.

“Reputational Risk” as to any Person means that a Founder determines, in the reasonable exercise of its judgment, that the reputation of such Founder or its Affiliates would be harmed in the industry in which it operates if such Founder were associated, or were perceived as associated, with such Person due to such Person’s adherence to unethical business practices, dodgy standards of business conduct or egregious or persistently sub-standard levels of performance. For purposes of this definition, “dodgy” means evasive, tricky; not sound, good or reliable; questionable, suspicious.

“Response Date” has the meaning set forth in Section E.2(a) of Exhibit E.

“Revaluation Event” means (i) a liquidation of the Company (within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g), but not including a Deemed Liquidation); (ii) a contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member or a distribution of more than a de minimis amount of money or other property to a retiring or continuing Member where such contribution or distribution alters the Share of any Member; (iii) any change in the Share of any Member; or (iv) the grant of an interest in the Company as consideration for the provision of services to or for the benefit of the Company.

“Revised FFR” has the meaning set forth in Section A.3(a)(i) of Exhibit A.

“Rule 144” has the meaning set forth in Section 11.2.

“Second Appraiser” has the meaning set forth in Section D.11(a) of Exhibit D.

“Second Tranche Investment” has the meaning set forth in Section A.6(a) of Exhibit A.

“Secondment Agreement” means each of (i) the Secondment Agreement between BPC and the Company, (ii) the Secondment Agreement between BWNE and the Company, and (iii) the Amended and Restated Secondment Agreement between BPC and BWNE, each dated or last amended as of the Commencement Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” has the meaning set forth in Section 6.1(a).

“SMR” means small modular nuclear reactor.

“Specified Equipment” has the meaning set forth in Section G.5(a) of Exhibit G.

“Start Date” has the meaning set forth in Section D.11(a) of Exhibit D.

“Strategic Equipment” has the meaning set forth in Section G.6(a) of Exhibit G.

“Subject Action” has the meaning set forth in Section D.4 of Exhibit D.

“Subject Agreements” has the meaning set forth in Section E.1 of Exhibit E.

“Subscription Agreement” means the agreement negotiated and agreed to between the potential New Member and BWNE and executed by the New Member and the Company in connection with the New Member’s admission as a Member to the Company in accordance with Exhibit C.

“sub-recipient” has the meaning set forth in Section F.2(b) of Exhibit F.

“Surviving Provisions” has the meaning set forth in Section 17.10.

“Tax” means any federal, state, local or foreign tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Basis” means, with respect to any item of Company property, the adjusted basis of such property as determined in accordance with the Code.

“Tax Partnership” means the tax partnership formed under the JDA and continued under this LLC Agreement.

“Terminate (Termination of) the Program” means that all actions in furtherance of the Program cease, including any development, marketing or deploying of Plants, solicitation of customers, negotiation of customer contracts, permitting and other governmental filings, and all public facing activities. Termination of the Program does not preclude the orderly wind down of the Program, any preparations in contemplation of a reconstituted Program or the continued development and engineering of the NSSS but not NI or other elements of a Plant.

“Third Appraiser” has the meaning set forth in Section D.11(b) of Exhibit D.

“Third Party” means any Person that is not (i) the Company, (ii) a Member or (iii) an Affiliate of a Member.

“Third Value” has the meaning set forth in Section D.11(b) of Exhibit D.

“TMP” has the meaning set forth in Section 14.3.

“Transfer” means any direct or indirect sale, pledge or other disposition of a Membership Interest.

“Treasury Regulation” or “Treas. Reg.” means the temporary or final regulation(s) promulgated pursuant to the Code by the U.S. Department of the Treasury, as amended, and any successor regulation(s).

“TRP” has the meaning set forth in Section 14.2.

“Turnkey Contract” means a contract pursuant to which the Company (or its designated subsidiary) will supply the NSSS and provide all associated EPC services to deploy a Plant for the Customer, which may include licensing support, site-specific engineering and long-lead equipment procurement.

“TSAs” means the BPC TSA and the BWNE TSA.

“Underrun Amount” has the meaning set forth in Section A.2(a) of Exhibit A.

“Valuation Date” has the meaning set forth in Section D.11(a) of Exhibit D.

“Withdrawal (Withdraw or Withdrawn) from the Company” means the complete withdrawal of a Member and any of that Member’s Affiliates’ from the Company and complete termination of that Member’s participation in the Company as a Member, whether in accordance with Section 9.3 (including Exhibit D) or as a result of that Member transferring all of its Membership Interests to a non-Affiliate in accordance with Article 15.

B. Rules of Interpretation.

(a) Unless otherwise required by the context in which any term appears:

(i) capitalized terms used in this LLC Agreement have the meanings specified in this Annex I;

(ii) the singular will include the plural;

(iii) references to “Articles,” “Sections,” “Annexes,” “Exhibits,” or “Schedules” (if any) will be to articles, sections, annexes, exhibits, or schedules of this LLC Agreement, unless otherwise specified;

(iv) all references to a particular Person will include a reference to that Person’s successors and permitted assigns;

(v) all accounting terms not specifically defined in this LLC Agreement will be construed in accordance with generally accepted accounting principles in the United States of America, consistently applied;

(vi) references to this LLC Agreement will include a reference to all schedules and exhibits to this LLC Agreement, as the same may be amended, modified, supplemented or replaced from time to time;

(vii) references to any agreement, document or instrument will mean a reference to that agreement, document or instrument, and all appendices, annexes, attachments, schedules and exhibits thereto, as in effect from time to time;

(viii) the use of the word “including” in this LLC Agreement to refer to specific examples will be construed to mean “including, without limitation” or “including but not limited to” and will not be construed to mean that the examples given are an exclusive list of the topics covered;

(ix) references to an Applicable Law will mean a reference to the Applicable Law as the same may be amended, modified, supplemented or restated and be in effect from time to time;

(x) references to BWNE or its Affiliates (other than B&WMR) in which BWNE or its Affiliates covenants to take an action or refrain from taking an action is hereby deemed to read that B&WMR will cause BWNE or its Affiliate to take or refrain from taking the referenced action; and

(xi) references to BPC or its Affiliates (other than BNGP) in which BPC or its Affiliates covenants to take an action or refrain from taking an action is hereby deemed to read that BNGP shall cause BPC or its Affiliate to take or refrain from taking the referenced action.

(b) The Members collectively have prepared this LLC Agreement, and none of the provisions of this LLC Agreement will be construed against one Member on the ground that the Member is the author of this LLC Agreement or any part of this LLC Agreement.

[End of Annex I]

ANNEX II

NOTICE INFORMATION

B&WMR:	Babcock & Wilcox Nuclear Energy, Inc.
The Harris Building
13024 Ballantyne Corporate Place
Charlotte, NC 28277
Attn: President

With copy to
(which will not constitute notice):	Babcock & Wilcox Nuclear Energy, Inc.
The Harris Building
13024 Ballantyne Corporate Place
Charlotte, NC 28277
Attn: Assistant General Counsel, BWNE
Facsimile: (704) 625-4915

BNGP:	BDC NexGen Power LLC
c/o Bechtel Development Company, Inc.
5275 Westview Drive
Frederick, MD 21703
Attn: President

With copy to
(which will not constitute notice):	Bechtel Power Corporation
5275 Westview Drive
Frederick, MD 21703
Attn: Principal Counsel
Facsimile: (301) 696-8526

The Company:	Generation mPower LLC
The Harris Building
13024 Ballantyne Corporate Place
Charlotte, NC 28277
Attn: President & Chief Executive Officer

With copy to
(which will not constitute notice):	Generation mPower LLC
The Harris Building
13024 Ballantyne Corporate Place
Charlotte, NC 28277
Attn: Legal Department
Facsimile: (704) 625-4915

ANNEX III

SHARE

Dated as of: February 28, 2011:

Member	Share
B&WMR	90%
BNGP	10%

Total:	100%

EXHIBIT D

TERMINATION AND WITHDRAWAL

In accordance with Section 9.3 of the Generation mPower Limited Liability Company Agreement, dated February 28, 2011 (the “LLC Agreement”) to which this Exhibit is attached, this Exhibit D set forth the terms and conditions applicable to Termination of the Program and Withdrawal from the Company of a Member (other than B&WMR). Capitalized terms used and not defined in this Exhibit have the meanings given to those terms in the LLC Agreement. References to “Sections” means sections of this Exhibit, unless otherwise specified.

D.1 Termination of the Program for Significant Adverse Change in Business Prospects.

(a) At any time B&WMR or BNGP each has the right to Terminate the Program by providing notice to the other Members if there has occurred a significant adverse change in the business prospects for nuclear power generally or SMRs in particular or other similar significant adverse changes in the business prospects of the Program and:

(i) the change is outside the control of the Members and their Affiliates; and

(ii) there is no reasonable prospect that the significant adverse change may be remedied or mitigated in the foreseeable future by the Members or their Affiliates exercising reasonable commercial efforts.

(b) For purposes of example and not limitation, a “significant adverse change” under Section D.1(a) would include (A) identification of a fatal systemic flaw in the NSSS design; (B) the refusal or inability of the NRC to docket the DCA; or (C) a persistent failure to obtain design certification from the NRC.

(c) If notice of Termination of the Program has been given under Section D.1(a), and the cooling-off period described in Section D.6 has expired without a rescission of that notice, then:

(i) each Member will bear the loss of its investment in the Program;

(ii) no Member will be obligated to make any payment to any other Member based on the Termination of the Program; and

(iii) the Company, each Member and their Affiliates will cease all actions in furtherance of the Program (except as required or permitted to Terminate the Program).

Termination of the Program under this Section D.1 will not affect the obligations of the Members or their respective Affiliates under any Customer Contract, any B&W Subcontract, any EPC Subcontract, or any other subcontract under a Customer Contract.

(d) Following a Termination of the Program under this Section D.1, BNGP or its Affiliates that were Members may remain Members in the Company, unless and until B&WMR elects to liquidate and dissolve the Company. Any dissolution of the Company under this Section D.1(d) may be completed by B&WMR in its sole discretion and will not require Member Approval. At any time after the Program Termination Date, BNGP may unilaterally Withdraw from the Company. At the election of B&WMR at any time after the Termination of the Program under this Section D.1, any remaining Members will work in good faith with B&WMR to amend the LLC Agreement to reflect the Termination of the Program and reflect the ongoing obligations, if any, of the Members. Following the Program Termination Date, BNGP and its Affiliates may engage in preliminary discussions with Third Parties to perform services in connection with nuclear-fueled power plants constructed using a steam-generating light water SMR of 300 MWe or less per module without being in violation of Section 12.1 of the LLC Agreement, however if BNGP or its Affiliates continue discussions for more than 60 days or execute any agreement (including a term sheet) with a Third Party related to such services, BNGP will then be required to Withdraw from the Company.

D.2 Termination of the Program for Cessation of B&WMR Funding.

(a) B&WMR or BNGP each has the right to Terminate the Program following notification or confirmation by B&WMR to BNGP that either:

(i) the B&WMR or BWC board of directors has ceased funding of the Program for the indefinite future; or

(ii) B&WMR and BWC are unable, for the foreseeable future, to provide funding for the Program.

(b) If notice of Termination of the Program has been given under Section D.2(a), and the cooling-off period described in Section D.6 has expired without a rescission of that notice, then:

(i) BNGP will be considered to have Withdrawn from the Company as of the Program Termination Date;

(ii) B&WMR will pay BNGP an amount equal to the aggregate amount of investments in the Company made by BNGP and its Affiliates under the JDA and Exhibit A through the Date of Withdrawal; and

(iii) the Company, each Member and their Affiliates will cease all actions in furtherance of the Program (except as required or permitted to Terminate the Program).

Except for the amount, if any, due under the last sentence of Section A.4(b) of Exhibit A, the payment determined under Section D.2(b)(ii) will be BNGP’s exclusive remedy for a Termination of the Program under this Section D.2. Termination of the Program under this Section D.2 will not affect the obligations of the Members or their respective Affiliates under any Customer Contract, any B&W Subcontract, any EPC Subcontract, or any other subcontract under a Customer Contract.

D.3 BNGP Right to Withdraw for Action by or Event Affecting B&WMR.

(a) BNGP has the right to Withdraw from the Company by providing written notice to B&WMR following:

(i) a material breach of a material provision of the LLC Agreement by B&WMR or its Affiliates; or

(ii) a Change of Control of B&WMR or an Affiliate of B&WMR that results in direct or indirect control of B&WMR or its Affiliate by a Person (or an Affiliate of that Person) that is a BPC Competitor, or that poses a Reputational Risk to the Company, the Program, BNGP or BPC.

(b) For purposes of example and not limitation, a “material breach of a material provision” of the LLC Agreement by B&WMR or one or more of its Affiliates shall have occurred if:

(i) B&WMR or any of its Affiliates breaches the provisions of Article 12 or Section 13.2(a) of the LLC Agreement; or

(ii) there has been a persistent failure of B&WMR or any of its Affiliates, without due cause, to carry out its Development Budget Activities after B&WMR or its Affiliate has received notice of the failure that references Section D.3(a)(i) and has been given a reasonable opportunity to cure the failure.

(c) If a notice of Withdrawal has been given under Section D.3(a), and the cooling-off period described in Section D.6 has expired without a rescission of that notice, then:

(i) if the Date of Withdrawal occurs before the First Tranche Investment has been contributed in full, B&WMR will pay BNGP an amount equal to the greater of (1) one hundred and fifty percent (150%) of the investments in the Company by BNGP and its Affiliates under the JDA and Exhibit A through the Date of Withdrawal, or (2) $75,000,000.

(ii) if the Date of Withdrawal occurs after the First Tranche Investment has been contributed in full, B&WMR will pay BNGP the greater of (1) an amount equal to the Fair Value of BNGP’s Interest determined in accordance with Section D.11(e), or (2) $125,000,000.

Except for the amount, if any, due under the last sentence of Section A.4(b) of Exhibit A, the payment determined under this Section D.3(c) will be BNGP’s exclusive remedy for the occurrence of a circumstance described in Section D.3(a).

D.4 BNGP Right to Withdraw for Company Action or Inaction.

(a) BNGP has the right to Withdraw from the Company by providing written notice to B&WMR following:

(i) a material breach of a material provision of the LLC Agreement by the Company or its Affiliates or, prior to the Design Completion Date, a material breach of a material provision of the BPC TSA by the Company; or

(ii) B&WMR and BNGP reaching an impasse over BNGP’s invocation of its negative control rights under Section 7.5(a) of the LLC Agreement over a proposed Company action and the Company taking the restricted action notwithstanding BNGP’s exercise of its negative control rights.

(b) For purposes of example and not limitation, a “material breach of a material provision” of the LLC Agreement or the BPC TSA by the Company shall have occurred if:

(i) the Company breaches the provisions of Article 12 or Section 13.2(a) of the LLC Agreement; or

(ii) there has been a persistent failure of the Company, without due cause, to pay BPC for work authorized and performed under the BPC TSA (other than de minimis amounts) after the Company has received notice of the failure to pay in accordance with the BPC TSA that references Section D.4(a)(i) and has been given a reasonable opportunity to cure the failure; or

(iii) there has been a persistent failure of the Company, without due cause, to carry out its Development Budget Activities after the Company has received notice of the failure that references Section D.4(a)(i) and has been given a reasonable opportunity to cure the failure.

(c) Subject to Section D.4(d), if a notice of Withdrawal has been given under Section D.4(a), and the cooling-off period described in Section D.6 has expired without a rescission of that notice, then:

(i) if the Date of Withdrawal occurs before the First Tranche Investment has been contributed in full, B&WMR will pay BNGP an amount equal to the greater of (1) one hundred and fifty percent (150%) of the investments in the Company by BNGP and its Affiliates under the JDA and Exhibit A through the Date of Withdrawal, or (2) $75,000,000.

(ii) if the Date of Withdrawal occurs after the First Tranche Investment has been contributed in full, B&WMR will pay BNGP the greater of (1) an amount equal to the Fair Value of BNGP’s Interest determined in accordance with Section D.11(e), or (2) $125,000,000.

Except for the amount, if any, due under the last sentence of Section A.4(b) of Exhibit A and satisfaction of the payment obligations referenced in Section D.9, the payment determined under this Section D.4(c) will be BNGP’s exclusive remedy for the occurrence of a circumstance described in Section D.4(a).

(d) If B&WMR and its Affiliates have in the aggregate less than a 51% Share in the Company (without breach of the LLC Agreement) at the time BNGP elects to Withdraw from the Company under this Section D.4, then B&WMR will only be obligated to make the withdrawal payment due under Section D.4(c) if (i) the Company action or inaction that triggered BNGP’s Withdrawal (the “Subject Action”) was taken or confirmed by the Board, (ii) prior to the Board taking or confirming the Subject Action the BNGP Director had objected to the Subject Action and identified it as an action that would trigger BNGP withdrawal rights, and (iii) one or more of the Directors designated by B&WMR voted in favor of the Subject Action.

D.5 B&WMR Right to Cause Withdrawal of BNGP.

(a) B&WMR has the right to cause BNGP to Withdraw from the Company by providing written notice to BNGP following:

(i) a material breach of a material provision of the LLC Agreement by BNGP or its Affiliates or, prior to the Design Completion Date, a material breach of a material provision of the BPC TSA by BPC or its Affiliates; or

(ii) a Change of Control of BNGP or an Affiliate of BNGP that results in direct or indirect control of BNGP or its Affiliate by a Person (or an Affiliate of that Person) that is a B&WMR Competitor, or that poses a Reputational Risk to the Company, the Program, B&WMR, BWNE or BWC.

(b) For purposes of example and not limitation:

(i) a “material breach of a material provision” of the LLC Agreement by BNGP or one or more of its Affiliates shall have occurred if BNGP or any of its Affiliates breaches the provisions of Article 12 or Section 13.2(a) of the LLC Agreement; and

(ii) a “material breach of a material provision” of the BPC TSA shall have occurred if there has been a persistent failure of BPC, without due cause, to carry out Development Budget Activities authorized under the BPC TSA after BPC has received notice of the failure that references Section D.5(a)(i) and has been given a reasonable opportunity to cure the failure.

(c) If a notice that BNGP has been caused to Withdraw from the Company has been given under Section D.5(a), and the cooling-off period described in Section D.6 has expired without a rescission of that notice, then:

(i) if the Date of Withdrawal occurs before the First Tranche Investment has been contributed in full, BNGP will pay B&WMR $75,000,000.

(ii) if the Date of Withdrawal occurs after the First Tranche Investment has been contributed in full, BNGP will pay B&WMR $125,000,000.

The payment determined under this Section D.5(c) will be B&WMR’s exclusive remedy for the occurrence of a circumstance described in Section D.5(a).

D.6 Cooling-Off Period for BNGP & B&WMR. Prior to Termination of the Program or BNGP’s Withdrawal from the Company under Section D.1, D.2, D.3, D.4 or D.5 (except with respect to BNGP’s unilateral right to Withdraw under Section D.1(d)), each of B&WMR and BNGP will identify an executive officer who will represent it in connection with this Section D.6 by written notice to the other party. Those executive representatives will negotiate in good faith to resolve the reason(s) for the proposed Termination of the Program or Withdrawal for a period of not less than 60 days from the date that BNGP or B&WMR provides notice to the other that it intends to Terminate the Program, or Withdraw, or cause Withdrawal from the Company, as applicable. If the matter is resolved within the 60-day period (or such extended cooling-off period as may be agreed by the executive representatives), the original notice will be deemed rescinded and of no further effect. If the matter is not resolved within the 60-day period (or such extended cooling-off period as may be agreed by the executive representatives), the noticed Termination of the Program or Withdrawal from the Company, as applicable, will become effective on the 60th day following the date of the original notice (or at the end of any agreed extended cooling-off period) (such effective date the “Program Termination Date” or the “Date of Withdrawal”, as applicable). If it is proposed that there be a Termination of the Program, except as otherwise agreed by B&WMR and BNGP, all activities under the TSAs and Secondment Agreements will cease during the cooling-off period, other than work with respect to a Customer Contract and any related subcontracts and the minimum amount of work necessary to sustain the Company. If it is proposed that BNGP Withdraw from the Program, except as otherwise agreed by B&WMR and BNGP, all activities under the BPC TSA and Secondment Agreements between BPC and the Company and BPC and BWNE will cease during the cooling-off period, other than work with respect to a Customer Contract and any related subcontracts. To the extent any work is continued during the cooling-off period, all work will continue consistent with past practice in the ordinary course.

D.7 BPC Release and Discharge.

(a) Upon Termination of the Program or BNGP’s Withdrawal from the Company, BPC, BDC and BNGP will be released from any obligation to make any additional investments in the Company under the LLC Agreement.

(b) Upon BNGP’s Withdrawal from the Company, each Member and the Company will, without any further act of any Person, for themselves and on behalf of all present and future Members, be deemed to have released, acquitted, and forever discharged BNGP, BPC, BDC and their Affiliates, and their respective members, managers, employees, officers, directors, shareholders, and agents (collectively, the “BPC-Affiliated Persons”), of and from any and all Damages with respect to the acts or omissions of BPC-Affiliated Persons in connection with the LLC Agreement or otherwise in connection with the Program or any Plant, except for (i) obligations of BPC or its Affiliates under EPC Subcontracts and other subcontracts under Customer Contracts (which obligations will be determined by the terms of each such subcontract) and (ii) the Surviving Provisions of the LLC Agreement and any provisions that expressly survive the termination of other related agreements. Following BNGP’s Withdrawal from the Company, B&WMR and the Company will indemnify the BPC-Affiliated Persons for any Damages to the extent they relate to or arise out of any Third Party claim with respect to any acts or omissions described in the immediately preceding sentence. The provisions of Article 16 of the LLC Agreement and Section D.12 will apply to any indemnification under this Section D.7(b).

(c) Following Termination of the Program or BNGP’s Withdrawal from the Company, B&WMR and the Company will obtain from (i) any architecture, engineering or contractor firm that is engaged by or on behalf of B&WMR or the Company or any of their respective Affiliates in connection with the Program or any Plant or (ii) a Customer that will self-perform architecture, engineering or construction services a release and discharge of the BPC-Affiliated Persons of and from any and all Damages with respect to any work product that was provided directly or indirectly by BPC or any of its Affiliates under the LLC Agreement or the BPC TSA or otherwise (any such work product referred to herein as “BPC Work Product”). The release and discharge required by clause (i) will be obtained not later than the date on which the architecture, engineering or constructor firm is engaged, or, under clause (ii), the date on which the Customer Contract is executed.

(d) Following Termination of the Program or BNGP’s Withdrawal from the Company:

(i) Subject to Section D.7(d)(ii), the Company and B&WMR and their respective Affiliates will not use or include, or permit the use or inclusion of (including through a sale or other transfer), any BPC Work Product in connection with any Plant or any other project in any jurisdiction that does not have an Acceptable Nuclear Liability Regime. It is understood that BPC Work Product will not include design or engineering of the NSSS.

(ii) If (A) an engineering firm is engaged by or on behalf of the Company, B&WMR or any of their respective Affiliates to review some or all of the BPC Work Product and to reissue that BPC Work Product as the new engineering firm’s own work product (after making modifications as the new engineering firm deems appropriate, the reissued work product) (such reissued work product referred to herein, the “Reissued Work Product”); (B) such Reissued Work Product identifies the new engineering firm as the engineer of record and makes no reference, directly or indirectly, to BPC or any of its Affiliates; and (C) the Company or B&WMR provides documentary evidence substantiating (A) and (B) above to BPC’s reasonable satisfaction, then the Company, B&WMR and their respective Affiliates may use such Reissued Work Product without restriction at its and their own risk. If B&WMR or its Affiliates engage an engineering firm to prepare the Reissued Work Product, the Company will reimburse B&WMR for any of its costs and expenses in connection with that engagement prior to using any Reissued Work Product.

(iii) BNGP will cease to be entitled to a Generic Design Fee for Plants the FNTP of which is issued after the Date of Withdrawal absent reconstitution of the Program under Section D.10.

D.8 Transfer of BNGP’s Interest to B&WMR; Payment.

(a) Upon BNGP’s Date of Withdrawal under this Exhibit D, BNGP and its Affiliates will immediately lose all rights as a Member and any rights under the LLC Agreement (including information rights, Board representation or observation rights, loss of any exclusivity rights and other benefits of a Member), except for the right to payment of any amounts due BNGP in accordance with this Exhibit D and as otherwise provided in Section 17.10 of the LLC Agreement. The effect of BNGP’s Withdrawal from the Company on contracts and other agreements relating to the Program is addressed in Section D.9. BNGP and any Affiliate of BNGP that holds Membership Interests will transfer to B&WMR or its designee its interests as a Member of the Company upon any termination of BNGP’s and any of BNGP’s Affiliates’ participation in the Company as a Member simultaneously or in connection with receipt of all amounts due and owing to BNGP or any of its Affiliates under the LLC Agreement, the BPC TSA or any Secondment Agreement.

(b) The payment of any amounts due to BNGP in accordance with this Exhibit D will be made as soon as reasonably and commercially practicable following BNGP’s Date of Withdrawal and in no event later than 30 days after the Date of Withdrawal, except as provided in Section D.8(c).

(c) If the Fair Value of BNGP’s Interest is being determined under Section D.11, then B&WMR will pay BNGP $125,000,000 within 30 days after the Date of Withdrawal. The remainder of the withdrawal payment (being the total withdrawal payment less the $125,000,000 already paid) will be paid to BNGP as soon as reasonably and commercially practicable following final determination of the Fair Value of BNGP’s Interest under Section D.11, but in no event later than 180 days following that determination. If the remainder of the withdrawal payment is not paid within 60 days following the Date of Withdrawal, the amount outstanding will accrue interest at the following rates, in each case not to exceed the highest per annum interest rate allowed by Applicable Law and subject to the sentence immediately following this sentence: (i) for the period between 60 and 90 days following the Date of Withdrawal, the Prime Rate plus 3% per annum; (ii) for the period between 90 and 120 days following the Date of Withdrawal, the Prime Rate plus 4% per annum; (iii) for the period between 120 and 150 days following the Date of Withdrawal, the Prime Rate plus 5% per annum; and (iv) for the period between 150 days following the Date of Withdrawal and the payment of the remainder of the withdrawal payment, the Prime Rate plus 6% per annum. If the Fair Value of BNGP’s Interest is not determined by the 60th day following the Date of Withdrawal, each of the time periods referenced in the immediately preceding sentence will be delayed day for day until that determination is made. By way of example, if the Fair Value of BNGP’s Interest is determined on the 75th day following the Date of Withdrawal, the time period in clause (i) above would be the period between 75 and 105 days following withdrawal.

(d) B&WMR may pay the withdrawal payment directly to BNGP or cause the Company to pay the withdrawal payment as a redemption of BNGP’s interest in the Company. The structure of the payment will not reduce the amounts payable to BNGP in accordance with this Exhibit D, and any alternative consideration other than cash will be approved or rejected by B&WMR and BNGP in their sole discretion. Any dispute in connection with a payment due to BNGP in accordance with this Exhibit D will be resolved in accordance with Exhibit E.

D.9 Effect of BNGP’s Withdrawal on Contracts. Except with respect to (i) the obligation to pay all amounts earned and unpaid under the BPC TSA or any Secondment Agreement and (ii) provisions that expressly survive any termination of the applicable agreement, the BPC TSA, the Secondment Agreements (other than the Secondment Agreement between BWNE and the Company) and the Cooperation Agreement will automatically terminate on the Date of Withdrawal and be of no further force or effect. BNGP’s Withdrawal from the Company will not affect the obligations of the Members, BNGP or their respective Affiliates under any Customer Contract, any B&W Subcontract, any EPC Subcontract, or any other subcontract under a Customer Contract. Notwithstanding BNGP’s Withdrawal from the Company in accordance with this Exhibit D or the transfer of all of its Membership Interests in accordance with Article 15 of the LLC Agreement, the Surviving Provisions of the LLC Agreement will survive and continue in full force and effect with respect to BNGP following the Withdrawal.

D.10 Reconstitution & BNGP’s Right to Participate.

(a) Subject to Section D.10(c), if the Program is Terminated under Sections D.1(a) or D.2(a), and the Program is revived or continued by the Company (if still controlled by B&WMR or an Affiliate) or by B&WMR or by any of their respective Affiliates before the 10th anniversary of the Program Termination Date, then:

(i) B&WMR or its Affiliate, as applicable, will provide BNGP with a notice of its intent to revive or continue the Program and, subject to BNGP executing a confidentiality agreement in a form acceptable to B&WMR, a summary, in reasonable detail, of the plans to reconstitute the Program, its proposed development and deployment schedule, any likely changes in design since the Program Termination Date, and a preliminary program budget. B&WMR or its Affiliate, as applicable, will provide BNGP with any other information reasonably requested by BNGP in connection with its evaluation of whether to participate in the reconstituted Program under the Company; and

(ii) BNGP will notify B&WMR within 60 days after receipt of the notice and summary provided to it by B&WMR or its Affiliate, as applicable, and receipt of the information reasonably requested under Section D.10(a)(i) whether it elects to participate in the reconstituted Program. The 60-day review period will commence once B&WMR has responded with the information reasonably requested by BNGP under Section D.10(a)(i).

(b) If BNGP notifies B&WMR or its Affiliate, as applicable, within the 60-day period that BNGP or its Affiliate elects to participate in the reconstituted Program, then B&WMR or its Affiliate and BNGP will mutually work to reconstitute the Program and promptly execute and deliver an operating agreement of a jointly owned special purpose Delaware limited liability company (or amend the LLC Agreement, if practicable), with the agreement to contain substantially the same terms as the LLC Agreement as prior to the Program Termination Date, including with respect to exclusivity, reflecting the changes described in Section D.10(a)(i).

(c) If (A) BNGP notifies B&WMR or its Affiliate, as applicable, within the 60-day period provided in Section D.10(a)(ii) that it elects not to participate in the continued development and deployment of the Program, or (B) BNGP fails to provide notice of any decision whether to elect to participate in a reconstituted Program within that 60-day period, or (C) in the case where BNGP Withdraws from the Company under Section D.2, BNGP does not agree to invest an amount equal to the payment received by BNGP under Section D.2(b) in the reconstituted Program as part of the reconstitution, then B&WMR or its Affiliate may develop and deploy the Program without BNGP, BPC, BDC, or any of their Affiliates.

D.11 Determination of Fair Value of BNGP’s Interest.

(a) If (i) BNGP Withdraws from the Company under Section D.3(a) or Section D.4(a), and (ii) the First Tranche Investment has been contributed in full, and (iii) BNGP has not provided B&WMR an irrevocable written statement that it has elected to receive the fixed $125,000,000 withdrawal payment under Section D.3(c)(ii)(2) or Section D.4(c)(ii)(2), as applicable, in lieu of a determination of the Fair Value of BNGP’s Interest under this Section D.11, then immediately following the Date of Withdrawal, BWNE’s and BDC’s respective Chief Financial Officers or equivalent senior executives will work for 30 days in good faith to mutually agree on the Fair Market Value of the Company as of the Date of Withdrawal (the “Valuation Date”). If BWNE and BDC executives fail to reach an agreement on the Fair Market Value of the Company as of the Valuation Date during their 30-day determination period (or such longer period as may be agreed by the Chief Financial Officers), B&WMR will select and identify to BNGP an Appraiser (the “First Appraiser”) and BNGP will select and identify to B&WMR an Appraiser (the “Second Appraiser”) no later than 10 days after the end of the determination period. The date when both Appraisers have been identified and retained will be the “Start Date.” B&WMR and BNGP will cooperate, and cause their Affiliates to cooperate, with any Appraisers appointed under this Section D.11 and share with each Appraiser all information relevant to a valuation of the Company as of the Valuation Date, including that information described in Section D.11(c), and subject to the confidentiality restrictions in Section D.11(c). On or before the 20th day after the Start Date, the First Appraiser and the Second Appraiser will each determine its preliminary view of the Fair Market Value of the Company in accordance with the criteria set forth in the definitions of those terms in the LLC Agreement, and will consult with each other with respect to their respective preliminary values. On or prior to the 60th day after the Start Date, the First Appraiser and the Second Appraiser will each render to BWNE and BDC their written reports on the Fair Market Value of the Company.

(b) If the higher Fair Market Value determined under Section D.11(a) (the “High Value”) is not more than 115% of the lower Fair Market Value determined under Section D.11(a) (the “Low Value”), then the Fair Market Value will be the average of the High Value and the Low Value. If the High Value is more than 115% of the Low Value, then, not more than 15 days after the reports, the First Appraiser and the Second Appraiser will together designate a third Appraiser that is independent from B&WMR, BNGP and their respective Affiliates (the “Third Appraiser”). The Third Appraiser will not, as of the time of selection, be engaged by, or on behalf of, either B&WMR, BNGP or any of their respective Affiliates, or have previously been engaged by or on behalf of the either B&WMR or BNGP within the last 36 months unless expressly disclosed to and approved by B&WMR or BNGP, as applicable, such approval not to be unreasonably withheld. The Third Appraiser will make a determination of the Fair Market Value of the Company and deliver its written report to BWNE and BNGP (the “Third Value”) not more than 30 days after the Third Appraiser is designated. If the Third Value is within the middle one-third of the range of values between the High Value and the Low Value (the “Mid-Range”), then the Fair Market Value will be the Third Value. If the Third Value does not fall within the Mid-Range, then the Fair Market Value will be the average of (i) the Third Value and (ii) either (A) the High Value or (B) the Low Value, whichever is closest to the Third Value. In no event will the Fair Market Value be less than the Low Value nor greater than the High Value. The determination of the Fair Market Value under this Section D.11(b) will be final and binding on B&WMR and BNGP and their respective Affiliates.

(c) Promptly following the engagement of each Appraiser under this Section D.11, each Appraiser will enter into a nondisclosure agreement with B&WMR, the Company and BNGP. B&WMR, the Company and BNGP will provide each Appraiser with written instructions regarding the preparation of its determination of the Fair Market Value of the Company, including a copy of the pertinent provisions of the LLC Agreement. The Company will provide each Appraiser with (i) the Company’s most recent consolidated financial statements, (ii) the most recent financial forecast for the Company and, if before the Design Completion Date, the Development Budget, (iii) a management presentation with respect to the matters set forth in clauses (i) and (ii), and (iv) such other relevant information reasonably requested by an Appraiser for the determination of Fair Market Value. Each Appraiser will receive identical information under this Section D.11(c), except that the Third Appraiser will also receive copies of the written reports of the First Appraiser and the Second Appraiser described in Section D.11(a).

(d) All fees, expenses and disbursements of each Appraiser will be the responsibility of the party that engaged that Appraiser. All fees, expenses and disbursements of the Third Appraiser will be shared equally by B&WMR and BNGP.

(e) The “Fair Value of BNGP’s Interest” to be paid to BNGP in connection with BNGP’s Withdrawal from the Company under Section D.3(a) or Section D.4(a), if required under Section D.3(c)(ii)(1) or Section D.4(c)(ii)(1), is the amount equal to the sum of (i) the Capital Account of BNGP, plus (ii) the product of (x) BNGP’s Share in the Company multiplied by (y) the difference between (A) the total value of the Company as determined under this Section D.11 minus (B) the total Capital Accounts of all members in the Company. This amount will be paid in accordance with Section D.8.

D.12 Indemnification Provisions for BPC-Affiliated Persons. Promptly after receipt by a BPC-Affiliated Person entitled to indemnification under Section D.7(b) of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which any indemnity provided for in Section D.7(b) may apply, the BPC-Affiliated Person will notify B&WMR and the Company in writing of that fact, which will include, to the extent known, the facts constituting the basis for the claim. B&WMR or the Company may, upon written notice to the BPC-Affiliated Person, assume the defense thereof with counsel designated by B&WMR or the Company and reasonably satisfactory to the BPC-Affiliated Person. Notwithstanding the preceding sentence, neither B&WMR nor the Company will be entitled to assume control of the defense of any claim if, in the BPC-Affiliated Person’s good faith judgment: (1) it is advisable for the BPC-Affiliated Person to be represented by separate counsel because a conflict or potential conflict exists between either B&WMR or the Company and the BPC-Affiliated Person; (2) there are defenses that are available to the BPC-Affiliated Person that are likely to conflict with those available to B&WMR or the Company; or (3) the claim involves the potential imposition of a criminal or quasi criminal liability on the BPC-Affiliated Person or the remedy sought in the claim is an injunction, restraining order, declaratory relief or other non-monetary relief against the BPC-Affiliated Person that is separate and distinct from any similar liability asserted with respect to B&WMR or the Company. If B&WMR or the Company is not entitled to assume the defense of a claim, the BPC-Affiliated Person will be entitled to control and assume responsibility for the defense of the claim at the cost and expense of B&WMR and the Company (to the extent such costs and expenses are reasonable). During the pendency of any matter to which any indemnity provided in Section D.7(b) may apply, the BPC-Affiliated Person will retain authority to approve any and all communications with, and to prevent the submission of any documents to, any Governmental Authority having jurisdiction over the matter, except as otherwise required by Applicable Law, except that the BPC-Affiliated Person will be responsible for any additional delay or incremental costs associated with this review. Without the prior written consent of the BPC-Affiliated Person, neither B&WMR nor the Company will enter into any settlement of any claim for Damages which would lead to liability, impose injunctive or other equitable relief or would create any financial or other obligation on the part of the BPC-Affiliated Person. B&WMR or the Company may accept any settlement without the consent of the BPC-Affiliated Person if the settlement imposes no obligation on a BPC-Affiliated Person and the settlement provides a complete release to the BPC-Affiliated Person and no requirement that the BPC-Affiliated Person acknowledge fault or culpability. Each Party will cooperate in the defense of any claim and will furnish such records, information and testimony as may be reasonably requested in connection therewith, in each case at the expense of B&WMR and the Company (to the extent the expenses are reasonable).

D.13 B&WMR Right to Cause Withdrawal of Other Members.

(a) Except as otherwise expressly provided in a Member’s Subscription Agreement or Joinder Agreement, B&WMR has the right to cause any Member other than B&WMR or BNGP (the “Other Member”) to Withdraw from the Company in accordance with this Section D.13.

(b) If the Program is Terminated under Section D.1(a) or Section D.2(a), the Other Member’s rights as a Member and under the LLC Agreement will immediately cease, the Other Member will be considered to have Withdrawn from the Company, and its Membership Interests will be automatically and immediately forfeited to the Company, without any action on the part of the Company or the Other Member.

(c) Except as otherwise provided in a Member’s Subscription Agreement or Joinder Agreement, if there has been:

(i) a material breach of a material provision of the LLC Agreement by an Other Member or any of its Affiliates, or a material breach of a material provision of any agreement between the Other Member or any of its Affiliates on the one hand, and the Company or any subcontractor to the Company on the other hand, after that Other Member has received notice of that breach and has been given a reasonable opportunity to cure that breach; or

(ii) a Change of Control of any Other Member or an Affiliate of the Other Member that results in direct or indirect control of that Other Member or its Affiliate by a Person (or an Affiliate of that Person) that is a B&WMR Competitor or a BPC Competitor, or that poses a Reputational Risk to the Company, the Program, B&WMR, BNGP or their respective Affiliates, then the Other Member and its Affiliates will immediately lose all rights as a Member and any rights under the LLC Agreement (including information rights, Board representation or observation rights, loss of any exclusivity rights and other benefits of a Member), except that the Member will retain the economic interest represented by its Membership Interest as an assignee (as such term is used in Section 18-702 of the Act).

(d) In addition, if there has been a breach or a Change of Control described in Section D.13(c), the Other Member who breached or that underwent a Change of Control (or a Member who had an Affiliate that breached or that underwent a Change of Control) will immediately make the payment and take the actions as may be set forth in that Member’s Subscription Agreement or Joinder Agreement, as applicable.

(e) Unless otherwise expressly set forth in the applicable agreement, the Withdrawal from the Company by the Other Member does not, in and by itself, terminate any agreement between the Other Member or any of its Affiliates on the one hand, and the Company or any subcontractor to the Company on the other hand, other than the LLC Agreement.

D.14 Exclusive Remedy and Sole Liability.

(a) Except as otherwise set forth in this Exhibit D, if any Member Withdraws from the Company, no Member or the Company will be obligated to make any payment to any other Member or the Company based on the Termination of the Program or the withdrawing Member’s Withdrawal from the Company. Each Member expressly disclaims any right to seek Damages from the other Members or the Company based on the Termination of the Program or the withdrawing Member’s Withdrawal from the Company.

(b) If a Member Withdraws from the Company under this Exhibit D, the provisions of this Exhibit D are the exclusive remedy to that Member for any breach of the LLC Agreement that occurred prior to the Date of Withdrawal (other than breaches of Exhibit F that were not known to that Member on that Date of Withdrawal). Following a breach or default by a Member that triggers withdrawal rights under this Exhibit D, that Member will not be deemed to continue to be in default or breach so long as it remains in compliance with the provisions of this Exhibit D.

[End of Exhibit D]

EXHIBIT E

DISPUTE RESOLUTION

In accordance with Section 17.1 of the Generation mPower Limited Liability Company Agreement, dated February 28, 2011 (the “LLC Agreement”) to which this Exhibit is attached, Disputes will be addressed in accordance with this Exhibit E. Capitalized terms used and not defined in this Exhibit have the meanings given to those terms in the LLC Agreement. References to “Sections” mans sections of this Exhibit, unless otherwise specified.

E.1 General Intent of the Parties. Any and all claims, counterclaims, demands, causes of action, controversies or disputes between or among (i) the Company, (ii) a Member or its Affiliates and (iii) another Member (or Members) or their Affiliates relating to the Company or the Program (such parties, the “Dispute Parties”) arising out of or in any way relating to the LLC Agreement, the TSAs, or any Secondment Agreement or any other agreement that expressly references this Exhibit E for resolution of any disputes between the parties thereto (the “Subject Agreements”) (but not the Guarantees or any Customer Contract, EPC Subcontract or B&W Subcontract if the disputed matter involves the Customer) (each a “Dispute”) will be addressed in accordance with the procedures of this Exhibit E. Any Dispute Party may seek a preliminary injunction or other provisional judicial remedy if the action is necessary to prevent irreparable harm or preserve the status quo, in which case the Dispute Parties nonetheless will continue to pursue resolution of the Dispute by means of the procedure set forth in this Exhibit E.

E.2 Management Negotiations.

(a) If a Dispute is not resolved in the normal course of business, the Dispute Parties will attempt in good faith to resolve the Dispute promptly by negotiation between executives who have authority to settle the controversy utilizing the following procedure. Any Dispute Party may give the other Dispute Parties written notice of the existence of a Dispute. Within 30 days after delivery of the notice, the Dispute Party receiving the notice will submit to the disputing Dispute Party a written response (the date such response is deemed received pursuant to the notice provisions of the applicable Subject Agreement, the “Response Date”). The notice and the response will include (i) a statement of the Dispute Party’s position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent the Dispute Party in the negotiations (the “Executive(s)”) and the name and title of any other Person who will accompany the executive.

(b) Within 10 Business Days of the Response Date, the Executives will establish a mutually acceptable location and date, which date will not be greater than 20 Business Days from the Response Date, to meet. After the initial meeting date, the Executives will meet or otherwise confer, as often and in accordance with such schedule as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by the Dispute Parties to each other will be honored.

(c) All communication and writing exchanged between the Dispute Parties related to the exchanges and discussions under this Section E.2 are for settlement purposes only and are confidential and will be deemed to be settlement negotiations and subject to Rule 408 of the Federal Rules of Evidence and any similar applicable state law or rule and will not be used or referred to in any subsequent binding adjudicatory process between the Dispute Parties.

E.3 Mediation. If a Dispute is not resolved within 60 days of the Response Date, or if the Dispute Party receiving a notice or a response pursuant to Section E.2(a), refuses to or does not meet within the 60-day period, except as such deadline may be extended by agreement between the Executives, then any Dispute Party may initiate a request for non-binding mediation of the Dispute under the JAMS International Mediation Rules. The place of mediation will be New York, New York. The Dispute Parties will agree upon a mediator within 20 days after referral of the Dispute to non-binding mediation. If the Dispute Parties cannot agree on a mediator within the 20-day period, a mediator will be selected by JAMS. Compensation of the mediator and other mediation fees, costs, and expenses assessed by JAMS will be borne equally by the Dispute Parties. Each Dispute Party will otherwise pay for its own costs incurred to participate in the mediation.

E.4 Litigation. In the event the Dispute Parties are unable to reach a resolution of a Dispute utilizing the procedures described in Section E.2 or E.3, then an aggrieved Dispute Party may proceed with litigation in any court of competent jurisdiction including as set forth in Section E.7.

E.5 Waiver of Jury Trial. Each Member, on its behalf and on behalf of its Affiliates, hereby waives the right to trial by jury with respect to any action relating to or arising out of or in connection with the Subject Agreements.

E.6 Continuation of Joint Development. If any Dispute is being resolved pursuant to this Exhibit E, except for the matter in Dispute, the Dispute Parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under the Subject Agreements.

E.7 Jurisdiction. Each Member hereby irrevocably and unconditionally consents to the jurisdiction of any Delaware state court in connection with any suit, action or other proceeding arising out of or relating to the Subject Agreements, or the transactions contemplated thereby. With respect to any Delaware state court, each Member hereby waives and agrees not to assert in any actions or proceedings, to the fullest extent permitted by Applicable Law, (i) any claim of lack of personal jurisdiction; (ii) immunity from any legal process with respect to it or its property; (iii) that the suit, action or proceeding is brought in an inconvenient forum; or (iv) that the venue of the suit is improper.

[End of Exhibit E]